Exhibit 2.1

STOCK PURCHASE AGREEMENT

AMONG

STEVEN MADDEN, LTD.,

THE TOPLINE CORPORATION

AND

WILLIAM F. SNOWDEN

MAY 20, 2011

i

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SCHEDULES

Schedule 2.5	Funded Indebtedness
Schedule 3.1(c)	Qualification
Schedule 3.1(d)	Subsidiaries
Schedule 3.1(e)	Directors and Officers
Schedule 3.4	No Violation
Schedule 3.5(a)	Financial Statements
Schedule 3.6(b)	Tax Return Extensions
Schedule 3.6(c)	Tax Audits
Schedule 3.6(f)	Tax Positions
Schedule 3.6(k)	Foreign Tax Matters
Schedule 3.6(l)	Tax Agreements and Arrangements
Schedule 3.8	Inventory
Schedule 3.9	Absence of Certain Changes
Schedule 3.10	Absence of Undisclosed Liabilities
Schedule 3.11	No Litigation
Schedule 3.12(a)	Compliance with Laws and Orders
Schedule 3.12(b)	Licenses and Permits
Schedule 3.12(c)	Environmental Matters
Schedule 3.13(a)	Title to Assets
Schedule 3.13(c)	Real Property
Schedule 3.14(a)	Company Insurance Policies
Schedule 3.14(c)	Company Insurance Claims
Schedule 3.15	Contracts and Commitments
Schedule 3.18(a)	Employee Benefit Plans
Schedule 3.19	Employees; Compensation
Schedule 3.20	Trade Rights
Schedule 3.21(a)	Major Customers
Schedule 3.21(b)	Major Suppliers
Schedule 3.21(c)	Dealers and Distributors
Schedule 3.21(d)	Promotions
Schedule 3.22	Product Warranty and Product Liability
Schedule 3.23	Obligations Involving Affiliates
Schedule 3.25	Bank Accounts
Schedule 3.26	Brokers

EXHIBITS

Exhibit A	Company Knowledge
Exhibit B	Net Working Capital Principles

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STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made and effective as of May 20, 2011 among Steven Madden, Ltd., a Delaware corporation (“Buyer”), The Topline Corporation, a Washington corporation (the “Company”), and William F. Snowden (the “Shareholder”).

WHEREAS, the Company and its Subsidiaries are engaged in the design, manufacture, production, marketing, distribution, and sale of footwear (the “Business”); and

WHEREAS, the Company and its Subsidiaries carry on the Business at their facilities located in Bellevue, Washington, Dongguan City, Guangdong, China, Putian, Fujian, China, Taichung, Taiwan, Hong Kong and Novo Hamburgo, Brazil (collectively, the “Facilities”); and

WHEREAS, the Shareholder owns all of the issued and outstanding shares of capital stock of the Company (collectively, the “Shares”); and

WHEREAS, Buyer desires to purchase the Shares from the Shareholder, and the Shareholder desires to sell the Shares to Buyer, upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, capitalized terms used but not defined in the context of the Section in which such terms first appear have the respective meanings set forth in Section 9.16.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, agreements and conditions set forth in this Agreement, and intending to be legally bound, the Parties agree as follows:

1.	PURCHASE AND SALE OF SHARES

1.1.           Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the Shareholder shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from the Shareholder, all of the Shares.

2.	PURCHASE PRICE; PAYMENT

2.1.           Purchase Price. The purchase price (the “Purchase Price”) for the Shares shall be an amount equal to Fifty-Five Million Dollars ($55,000,000) plus the Net Working Capital Adjustment Amount plus the amount of the Earn-Out Payment pursuant to Section 2.2(c).

2.2.           Payment. The Purchase Price shall be paid as follows:

(a)           Cash to the Shareholder. At the Closing, Buyer shall deliver to the Shareholder an amount equal to (i) Fifty-Five Million Dollars ($55,000,000); plus (ii) the Estimated Net Working Capital Adjustment Amount; less (iii) any amounts paid by Buyer directly to the holders of Indebtedness pursuant to Section 2.5 of this Agreement and less (iv) the amounts owed by the Shareholder to the Company pursuant to certain advances made to the Shareholder by the Company from time to time, which total approximately $1,248,456 as of February 28, 2011. As an example, and for the avoidance of doubt, if the Estimated Net Working Capital is $17,151,000, then the Estimated Net Working Capital Adjustment Amount would equal $2,000,000, and at Closing, the Buyer would deliver to the Shareholder $57,000,000 (or $55,000,000 plus $2,000,000) less any amounts deducted pursuant to Section 2.2(a)(iii), (iv) or otherwise mutually agreed upon and reflected on the closing statement to be delivered at Closing. If, in accordance with Section 2.4(g), it is determined that the Final Closing Net Working Capital is equal to $18,151,000, then the Buyer would deliver to the Shareholder an additional $1,000,000 in accordance with Section 2.2.(c).

(b)           Payment of Adjustment Amount. On or before the tenth (10th) Business Day following the determination of the Final Closing Balance Sheet, either (i) Buyer shall deliver to the Shareholder the amount, if any, by which the Net Working Capital as reflected on the Final Closing Balance Sheet (the “Final Closing Net Working Capital”) is greater than $17,151,000 (the “Estimated Closing Net Working Capital”), or (ii) the Shareholder shall deliver to Buyer the amount, if any, by which the Final Closing Net Working Capital is less than the Estimated Closing Net Working Capital.

(c)           Earn-Out. Buyer shall pay to Shareholder additional consideration in cash as described herein (the “Earn-Out,” with each payment made pursuant to the Earn-Out being an “Earn-Out Payment”). The Earn-Out Payment shall be based upon the EBITDA of the Company and its Subsidiaries for the one (1) year period beginning on July 1, 2011 (the “Earn-Out Period”), in accordance with the following:

(i)           Earn-Out.

(a)           The Shareholder shall receive an Earn-Out Payment from Buyer in an amount equal to fifty percent (50%) of the first Ten Million Dollars ($10,000,000) of EBITDA during the Earn-Out Period.

                    (b)           In the event the EBITDA during the Earn-Out Period exceeds Ten Million Dollars ($10,000,000), then, in addition to the payment provided for in Section 2.2(c)(i)(a), the Shareholder shall receive an additional Earn-Out Payment from Buyer in an amount equal to two hundred percent (200%) of such excess over Ten Million Dollars ($10,000,000).

(ii)           For the avoidance of doubt, and by way of example, if the EBITDA during the Earn-Out Period equals Twelve Million Dollars ($12,000,000), then the total Earn-Out Payment to the Shareholder pursuant to this Section 2.2(c) would be Nine Million Dollars ($9,000,000), calculated as ($10,000,000 multiplied by 50%) plus ($2,000,000 multiplied by 200%).

(iii)           Buyer shall deliver the calculation of any Earn-Out Payment for the Earn-Out Period, along with reasonable supporting documentation, to the Shareholder within forty-five (45) days after the end of the Earn-Out Period, and such calculation shall be deemed conclusive and binding on the parties for purposes of computing such Earn-Out, unless the Shareholder notifies Buyer in writing within thirty (30) days after receipt of any such calculation of the disagreement therewith by the Shareholder, which notice shall state in reasonable detail the reasons for any such disagreement and identify the amounts and items in dispute. Buyer and the Shareholder will use reasonable efforts to resolve any such disagreement themselves. If Buyer and the Shareholder are unable to resolve such disagreement within thirty (30) days of receipt of notice of the Shareholder’s disagreement, then such dispute shall be resolved in the manner set forth in Article 8. On the General Survival Date, the Buyer shall pay to the Shareholder the Earn-Out Payment as determined pursuant to this Section 2.2(c), subject to amounts to be retained for then-pending claims by the Buyer Indemnified Parties pursuant to Article 6, for which written notice has been provided to the Shareholder in accordance with Article 6.

(iv)           Minimum Payment. Notwithstanding anything to the contrary in this Agreement, if, and only if, the Shareholder’s employment under his Employment Agreement (as defined below) is terminated without cause pursuant to Section 4(a)(ii) thereof on or prior to the last day of the term thereof, then the Company, subject to the terms of the Employment Agreement, shall pay to Shareholder, a minimum Earn-Out Payment of Five Million Dollars ($5,000,000).

2.3.           Method of Payment. All payments under Section 2.2 shall be made by wire transfer of immediately available funds to an account that the recipient, at least forty-eight (48) hours prior to the time for payment specified hereunder, has designated.

2.4.           Determination of Net Working Capital.

(a)           Balance Sheet. As used in this Agreement, “Balance Sheet” shall mean a schedule in the form of a balance sheet of the Company showing the net book values, as of a specified time, of the respective categories of assets and liabilities set forth in the Recent Balance Sheet. Each Balance Sheet shall be prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). Without limitation, for purposes of preparing the Preliminary Closing Balance Sheet, the Company shall complete a physical inventory as of the Effective Time, and Buyer and the Shareholder shall have the right to monitor and/or participate in such physical inventory.

(b)           Reserved.

(c)           Preliminary Closing Balance Sheet. Within forty-five (45) days after the Closing, Buyer and the Company shall prepare, or cause to be prepared, and deliver to the Shareholder a Balance Sheet as of the Effective Time (the “Preliminary Closing Balance Sheet”). The Preliminary Closing Balance Sheet shall set forth (i) the amount of the Net Working Capital as reflected on the Preliminary Closing Balance Sheet and (ii) the amount of any adjustment to the Purchase Price to be paid and by whom pursuant to Section 2.2(b).

(d)           Objection to Preliminary Closing Balance Sheet. After the Preliminary Closing Balance Sheet is delivered to the Shareholder pursuant to Section 2.4(c), the Shareholder shall have fifteen (15) days to review and respond to it in accordance with this Section 2.4(d). If the Shareholder determines that the Preliminary Closing Balance Sheet has not been prepared in accordance with Section 2.4(a) or Section 2.4(c), then the Shareholder shall inform Buyer on or before the last day of such fifteen (15) day period by delivering written notice to Buyer (the “Balance Sheet Objection”) which shall (i) set forth a specific description of the basis of the Balance Sheet Objection and the adjustments to the Preliminary Closing Balance Sheet that the Shareholder believes should be made and (ii) only include objections based on mathematical errors or based on the Preliminary Closing Balance Sheet not being prepared in accordance with Section 2.4(a) or Section 2.4(c). If no Balance Sheet Objection is delivered to Buyer within such fifteen (15) day period, then the Shareholder shall be deemed to have accepted the Preliminary Closing Balance Sheet.

(e)           Response to Balance Sheet Objection. If a Balance Sheet Objection is delivered to Buyer pursuant to Section 2.4(d), then Buyer shall have fifteen (15) days to review and respond to the Balance Sheet Objection by delivering written notice to the Shareholder specifying the scope of its disagreement with the information contained in it. If no such written notice is delivered to the Shareholder within such fifteen (15) day period, then Buyer shall be deemed to have accepted the Balance Sheet Objection.

(f)           Dispute Resolution Following Objection.

(i)           Negotiation. If Buyer delivers a written notice to the Shareholder in response to a Balance Sheet Objection pursuant to Section 2.4(e), then Buyer and the Shareholder shall promptly meet (in person, by telephone or otherwise) and attempt in good faith to resolve any dispute or disagreement relating to the Preliminary Closing Balance Sheet and the calculation of Net Working Capital as of the Effective Time (the “Balance Sheet Dispute”).

(ii)           Resolution by CPA Firm. If Buyer and the Shareholder are unable to resolve the Balance Sheet Dispute within thirty (30) days following the delivery of a Balance Sheet Objection to Buyer, then, at any time thereafter, Buyer or the Shareholder may elect to have the Balance Sheet Dispute resolved by RSM McGladrey, or if RSM McGladrey does not accept the engagement, then by another independent, nationally recognized accounting firm (the “CPA Firm”), which shall, acting as an expert and not as an arbitrator, determine on the basis of the standards set forth in Sections 2.4(a) and 2.4(c), and only with respect to the remaining accounting-related differences so submitted to the CPA Firm (and not by independent review and without regard to any objections of the Shareholder that are not described in the Balance Sheet Objection), whether and to what extent, if any, the Net Working Capital as derived from the Preliminary Closing Balance Sheet requires adjustment. In connection with the engagement of the CPA Firm, each Party shall execute reasonable engagement letters and supply such other documents and information as the CPA Firm reasonably requires or as such Party deems appropriate. The CPA Firm shall be instructed to use every reasonable effort to perform its services within fifteen (15) days after submission of the Balance Sheet Dispute to it and, in any case, as soon as practicable after such submission. In resolving the Balance Sheet Dispute, the CPA Firm (A) shall utilize the criteria set forth in Section 2.4(a) and (B) shall not assign a value to any item greater than the greatest value for such item claimed by any Party, or less than the smallest value for such item claimed by any Party, as set forth in the Preliminary Closing Balance Sheet and the Balance Sheet Objection.

(iii)           Payment of Fees of CPA Firm. If the Final Closing Net Working Capital is closer in amount to the Net Working Capital as reflected in the Balance Sheet Objection than to the Net Working Capital as reflected on the Preliminary Closing Balance Sheet, then Buyer shall pay all fees and expenses of the CPA Firm in connection with the services provided pursuant to Section 2.4(f)(ii). If the Final Closing Net Working Capital is closer in amount to the Net Working Capital as reflected on the Preliminary Closing Balance Sheet than to the Net Working Capital as reflected in the Balance Sheet Objection, then the Shareholder shall pay all fees and expenses of the CPA Firm in connection with the services provided pursuant to Section 2.4(f)(ii). If the difference between the Final Closing Net Working Capital and the Net Working Capital as reflected in the Balance Sheet Objection is equal to the difference between the Final Closing Net Working Capital and the Net Working Capital as reflected on the Preliminary Closing Balance Sheet, then all fees and expenses of the CPA Firm in connection with the services provided pursuant to Section 2.4(f)(ii) shall be paid one-half by Buyer and one-half by Shareholder.

(g)           Final Closing Balance Sheet. As used in this Agreement, the “Final Closing Balance Sheet” shall be: (i) the Preliminary Closing Balance Sheet if no Balance Sheet Objection is delivered to Buyer during the fifteen (15) day period specified in Section 2.4(d); (ii) the Preliminary Closing Balance Sheet, adjusted in accordance with the Balance Sheet Objection, if Buyer does not provide the Shareholder with a written notice of disagreement in response to the Balance Sheet Objection within the fifteen (15) day period specified in Section 2.4(e); or (iii) the Preliminary Closing Balance Sheet, as adjusted by (A) the written agreement of Buyer and the Shareholder and/or (B) the CPA Firm in accordance with Section 2.4(f)(ii).

Notwithstanding anything contained in this Agreement to the contrary, the Net Working Capital (both Target Net Working Capital and Estimated Net Working Capital) are herein computed on the assumption that all cash (wherever located) will be transferred out to the Seller prior to the Closing. In the event that cash is left in any overseas accounts as of the Closing, the Net Working Capital will be appropriately adjusted to reflect the cost of repatriation of such funds, including but not limited to any tax liabilities to the Buyer which would be payable on transfer of such fund to the United States. In the event that cash is left in any US bank accounts, the Net Working Capital will be appropriately adjusted on a dollar for dollar basis.

2.5.           Repayment of Funded Indebtedness. Prior to the Closing, the Shareholder shall cause the Company to repay and discharge all outstanding obligations of the Company which constitute Funded Indebtedness as of the Effective Time, including but not limited to the amounts referenced on Schedule 2.5 attached hereto. However, the Shareholder shall have the right to cause the repayment of such obligations by instructing Buyer to deduct from the Purchase Price to be delivered to the Shareholder at the Closing the amount of such obligations and pay such amounts directly to the obligors in satisfaction of such obligations.

3.	REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS AND THE COMPANY

As an inducement to Buyer to execute and deliver this Agreement, the Shareholder and the Company, jointly and severally with the Shareholder, make the following representations and warranties to Buyer, each of which is true and correct on the Closing Date and shall survive the consummation of the transactions contemplated hereby. For purposes of this Article 3, except for Section 3.1, the term “Company” shall be deemed to include the Subsidiaries.

3.1.           Corporate.

(a)           Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington.

(b)           Corporate Power. The Company has all requisite corporate power and authority to own, operate and lease its assets, to carry on its business as and where such is currently conducted, and to execute and deliver this Agreement and the other documents and instruments to be executed and delivered by the Company pursuant hereto and to carry out the transactions contemplated hereby and thereby.

(c)           Qualification. The Company is duly licensed or qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction in which the character of the assets owned or leased by it, or the nature of its business, makes such licensing or qualification necessary. Schedule 3.1(c) sets forth a correct and complete list of the jurisdictions in which the Company is duly licensed or qualified to do business as a foreign corporation.

(d)           Subsidiaries. Schedule 3.1(d) contains a correct and complete list of the name, jurisdiction of incorporation or organization, capitalization and ownership of each corporation, limited liability company, partnership or other entity of which capital stock or other equity or ownership securities are directly or indirectly owned by the Company (collectively, the “Subsidiaries”). Except as set forth in Schedule 3.1(d), the Company does not directly or indirectly own any capital stock or other equity or ownership securities of any corporation, limited liability company, partnership or other entity. Except as set forth in Schedule 3.1(d), no person or entity other than the Company directly or indirectly owns any capital stock or other equity or ownership securities of any Subsidiary. All outstanding capital stock and other equity or ownership securities of each Subsidiary are held free and clear of any Liens and are validly issued, fully paid and nonassessable. There are no (i) securities convertible into or exchangeable for the capital stock or other equity or ownership securities of any Subsidiary; (ii) options, warrants or other rights to purchase or subscribe to capital stock or other equity or ownership securities of any Subsidiary or securities that are convertible into or exchangeable for capital stock or other equity or ownership securities of any Subsidiary; or (iii) Contracts relating to the issuance, sale or transfer of any capital stock or other equity or ownership securities of any Subsidiary, any such convertible or exchangeable securities or any such options, warrants or other rights. Each Subsidiary (A) is a corporation, limited liability company, partnership or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, (B) has full corporate or other power and authority to carry on its business as it is now being conducted and to own and lease the properties and assets it now owns and leases and (C) is in good standing and is duly qualified or licensed to do business as a foreign corporation or other entity in each jurisdiction wherein the character of the properties owned by it, or the nature of its business, makes such licensing or qualification necessary. The Company has delivered to Buyer correct and complete copies of the charter, bylaws and similar organizational documents of each Subsidiary, including all amendments thereto. The corporate minute book and stock records of each Subsidiary made available for Buyer’s inspection are correct and complete copies of such instruments and accurately reflect all material corporate action taken by such Subsidiary. Set forth in Schedule 3.1(d) is a correct and complete list of the directors and officers of each Subsidiary.

(e)           Corporate Documents. The Company has delivered to Buyer correct and complete copies of its charter, bylaws and similar organizational documents, including any amendments thereto. The corporate minute book and stock records of the Company made available for Buyer’s inspection are correct and complete copies of such instruments and accurately reflect all material corporate action that the Company has taken. Set forth in Schedule 3.1(e) is a correct and complete list of the directors and officers of the Company.

(f)           Capitalization. The authorized capital stock of the Company consists entirely of 5,000 shares of common stock, par value $10.00 per share. No shares of such capital stock are issued or outstanding except for 700 shares of Class A voting common stock of the Company and 596 shares of Class B nonvoting common stock of the Company, which are owned of record and beneficially by the Shareholder. All Shares are validly issued, fully paid and nonassessable. There are no (i) securities convertible into or exchangeable for any capital stock or other securities of the Company, (ii) options, warrants or other rights to purchase or subscribe to capital stock or other securities of the Company or securities that are convertible into or exchangeable for capital stock or other securities of the Company or (iii) Contracts relating to the issuance, sale or transfer of any capital stock or other securities of the Company, any such convertible or exchangeable securities or any such options, warrants or other rights.

3.2.           Shareholder. The Shareholder is a competent adult and has full power, legal right and authority to execute and deliver this Agreement and the other documents and instruments to be executed and delivered by the Shareholder pursuant hereto and to carry out the transactions contemplated hereby and thereby. The Shareholder has, and at the Closing Buyer will receive, good and marketable fee title to the Shares, free and clear of all Liens.

3.3.           Authority. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by the Company or the Shareholder pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Company and the Shareholder. No other or further act or proceeding on the part of the Company or the Shareholder is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by the Company or the Shareholder pursuant hereto or the consummation of the transactions contemplated hereby and thereby. The Company and the Shareholder have delivered to Buyer correct and complete copies of all consents, resolutions and other documents necessary to duly authorize the execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by the Company or the Shareholder pursuant hereto and the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by the Company or the Shareholder pursuant hereto will constitute, valid and binding agreements of the Company and the Shareholder, as the case may be, enforceable in accordance with their respective terms.

3.4.           No Violation. Neither the execution and delivery of this Agreement or the other documents and instruments to be executed and delivered by the Company or the Shareholder pursuant hereto nor the consummation by the Company or the Shareholder of the transactions contemplated hereby and thereby (a) will violate any applicable statute, law (including common law), ordinance, rule or regulation (collectively, “Laws”) or any order, writ, injunction, judgment, plan or decree (collectively, “Orders”) of any government, court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body, whether federal, state, municipal, county, local, foreign, supranational or other (collectively, “Governmental Entities”), (b) will require any authorization, consent, approval, exemption or other action by or notice to any Governmental Entity (including under any “plant closing” or similar Law) or (c) subject to obtaining the consents, and providing the notices, described in Schedule 3.4, will violate or conflict with, or constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Lien upon any of the capital stock or other equity or ownership securities (including the Shares), or any of the assets, of the Company under, any term or provision of the charter, bylaws or similar organizational documents of the Company or of any Contract or restriction of any kind or character to which the Company or the Shareholder is a party or by which the Company or the Shareholder or any of their respective assets or properties may be bound or affected.

3.5.           Financial Matters.

(a)           Financial Statements. Included as Schedule 3.5(a) are financial statements of the Company (collectively, the “Financial Statements”) consisting of (i) the audited financial statements (including balance sheets and statements of earnings, shareholders’ equity and cash flows) of the Company for the fiscal year ended June 30, 2010 (including the notes contained therein or annexed thereto), which financial statements have been reported on, and are accompanied by, the signed, unqualified opinions of Grant Thornton LLP, independent accountants for the Company for such year, (ii) the unaudited financial statements (including balance sheets and statements of earnings, shareholders’ equity and cash flows) of the Company for each of the fiscal years ended June 30, 2008 and 2009 (including the notes contained therein or annexed thereto), which financial statements have been reviewed by Grant Thornton LLP, independent accountants for the Company for such years, and (ii) an unaudited balance sheet of the Company as of March 31, 2011 (including the notes contained therein or annexed thereto) (the “Recent Balance Sheet”), and the related unaudited statements of earnings, shareholders’ equity and cash flows for the nine (9) months then ended. The Financial Statements (A) are correct and complete; (B) are prepared from and consistent with such financial statements as have been prepared and used by the Company in the ordinary course of managing its business and measuring and reporting its operating results; (C) are prepared in accordance with GAAP applied on a consistent basis (except, in the case of unaudited statements, for the absence of footnote disclosure) and with the books and records of the Company; and (D) fairly present the assets, liabilities, financial position, results of operations and cash flows of the Company as of the dates and for the periods indicated. If any other asset, liability or item of income or expense reflected on the Financial Statements arises out of an allocation to the Business of a portion of any asset, liability or item of income or expense of an Affiliate of the Company that relates in part to any operation other than the Business, then Schedule 3.5(a) sets forth such fact, an explanation thereof and the method of calculating the allocation or charge

(b)           Internal Accounting Controls. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c)           The Company has no knowledge of any fraud, whether or not material, that involves management or employees of the Company or any of the Subsidiaries who have a significant role in the internal control over financial reporting of the Company or any of the Subsidiaries. Neither the Company nor any of the Subsidiaries nor, to the knowledge of the Company, any banking, financial or other outside advisors or independent accountants of the Company or any of the Subsidiaries has received any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of the Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of the Subsidiaries has engaged in questionable or fraudulent accounting or auditing practices.

3.6.           Tax Matters.

(a)           Provision For Taxes. The provision made for Taxes (excluding any provision for deferred Taxes established to reflect timing differences between book and Tax income) on the Recent Balance Sheet is sufficient for the payment of all Taxes of the Company at the date of the Recent Balance Sheet and for all years and periods prior thereto. Since the date of the Recent Balance Sheet, the Company has not incurred any Taxes other than Taxes incurred in the ordinary course of business consistent in type and amount with past practices of the Company. All Taxes of the Company attributable to periods ending on or before the Closing Date will be paid prior to the Closing Date or included in a correct and complete liability accrual on the Final Closing Balance Sheet (whether or not such Taxes are disputed). The Company has paid, to the extent required by any Governmental Entity, all of its estimated Taxes for all periods for which a final Tax Return is not yet due. The Company has duly withheld and paid all Taxes that it is required to withhold and pay in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party of the Company.

(b)           Tax Returns Filed. All Tax Returns required to be filed by or on behalf of the Company have been timely filed and, when filed, were correct and complete. All expenses reported on any Tax Return filed by the Company represent ordinary and necessary business expenses or otherwise are properly deductible in accordance with applicable Law. Correct and complete copies of all Tax Returns filed by the Company for each of its five (5) most recent fiscal years have been delivered to Buyer. Except as set forth on Schedule 3.6(b), the Company is currently not the beneficiary of any extension of time within which to file any Tax Return.

(c)           Tax Audits. No Claim has ever been made by any Governmental Entity in a jurisdiction in which the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. The Tax Returns of the Company that are under audit or have been audited by any Governmental Entity are set forth in Schedule 3.6(c). The Company has not received from any Governmental Entity any notice of underpayment or assessment of Taxes or other deficiency that has not been paid or any objection to any Tax Return filed by the Company. The Company has delivered to Buyer correct and complete copies of all Tax Returns, examination and audit reports, IRS Forms 3115, proposed and final assessments and statements of deficiencies filed, assessed against or agreed to by the Company since June 30, 2005. There are no outstanding Contracts or waivers extending the statutory period of limitations applicable to any Tax Return of the Company. There is no dispute or claim concerning any Tax of the Company either (i) claimed or raised by any Governmental Entity or (ii) as to which any of the Shareholder or the directors and officers (and employees responsible for Tax matters) of the Company has knowledge based upon personal contact with any agent of any Governmental Authority.

(d)           Consolidated Group. The Company has never been a member of an affiliated group of corporations that filed a consolidated tax return, other than The Topline Group.

(e)           No Tax Liens. The Company is not subject to any Liens for Taxes other than Permitted Real Property Liens.

(f)           Tax Positions. Except as set forth on Schedule 3.6(f), the Company has not received a Tax opinion with respect to any transaction relating to the Company other than a transaction in the ordinary course of business. The Company is not the direct or indirect beneficiary of a guarantee of Tax benefits or any other arrangement that has the same economic effect with respect to any transaction or Tax opinion relating to the Company. The Company (i) has disclosed in its Tax Returns all positions taken therein that would give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code (and any similar penalty provision of state, local, or foreign law) and (ii) has not engaged in any reportable transaction as defined in Treasury Regulation Section 1.6011-4.

(g)           Consents and Rulings. The Company has not (i) filed any consent or agreement under Section 341(f) of the Code, (ii) applied for any Tax ruling, (iii) entered into a closing agreement as described in Section 7121 of the Code or otherwise (or any corresponding or similar provision of any state, municipal, county, local, foreign, superanational or other Tax Law) or any other Contract with any Tax authority, (iv) filed an election under Section 338(g) or Section 338(h)(10) of the Code (nor has a deemed election under Section 338(e) of the Code occurred), (v) made any payments, or been a party to a Contract (including this Agreement) that under any circumstances could obligate it to make payments (either before or after the Closing Date), that will not be deductible because of Section 162(m) or Section 280G of the Code, (vi) been a party to any Tax allocation, Tax sharing or Tax indemnification Contract or (vii) filed or made any election for federal income Tax purposes under Section 108, 168, 338, 341, 441, 471, 1017, 1033, 1502 or 4977 of the Code.

(h)           Real Property Holding Company. The Company is not, and within the 5-year period ending on the Closing Date will not have been, a “United States real property holding company” within the meaning of Section 897(c)(2) of the Code.

(i)           Section 482. All transactions among the Company and each of its Subsidiaries have complied with Section 482 of the Code and similar provisions of state, local, and foreign law.

(j)           Section 355 Transactions. The Company has not been a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355 of the Code) with respect to a transaction described in Section 355 of the Code.

(k)           Foreign Tax Matters. Except as set forth on Schedule 3.6(k), the Company does not have a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country. Except as set forth on Schedule 3.6(k), none of the Subsidiaries is an entity that is disregarded for U.S. federal income tax purposes. The Company has not participated in an international boycott, as defined in Section 999 of the Code.

(l)           Independent Contractors. All employees and independent contractors of the Company have been properly classified as such for Tax purposes, as well as for ERISA and employee benefit purposes.

(m)           Excess Parachute Payments. The Company has not made any payment (or is not obligated to make any payment) that could result in any “excess parachute payment” within the meaning of Section 280G of the Code to any current or former provider of services to the Company, and the execution and performance of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any other event) result in any such “excess parachute payment.”

(n)           Tax Agreements and Arrangements. Except as set forth in Schedule 3.6(l), the Company has never (i) been party to any Tax allocation, Tax sharing or Tax indemnification Contract or (ii) any liability for the Taxes of any Person (A) as a transferee or successor, (B) by Contract, (C) except with respect to the Topline Group, under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), or (D) otherwise. The Company is in compliance with the terms and conditions of all applicable Tax exemptions, Tax Contracts or Tax Orders of any Governmental Entity to which the Company may be subject or that the Company may have claimed, and consummation of the transactions contemplated by this Agreement will not have any adverse effect on such compliance. No property of the Company (i) is “tax-exempt use property” within the meaning of Section 168(h) of the Code or (ii) secures any debt the interest on which is exempt from Tax under Section 103 of the Code.

(o)           Effect of Transaction. The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any (i) installment sale or open transaction disposition made on or prior to the Effective Time, (ii) prepaid amount received on or prior to the Effective Time, (iii) use of the cash, modified cash or modified accrual method of accounting, (iv) any adjustment under Section 481 of the Code by reason of any change in accounting method made on or prior to the Closing Date, or (v) any cancellation of indebtedness of the Company or any Subsidiary on or prior to the Closing Date.

(p)           For the avoidance of doubt, the use of the terms “Taxes” and “Tax Returns” in this Section 3.6 includes all Taxes and Tax Returns, whether domestic or foreign.

3.7.           Accounts Receivable. All accounts receivable and notes receivable of the Company reflected on the Recent Balance Sheet, and all accounts receivable and notes receivable of the Company that have arisen since the date of the Recent Balance Sheet, (a) arose out of arm’s length transactions actually made in the ordinary course of business, (b) are the valid and legally binding obligations of the parties obligated to pay such amounts, (c) are collectible (net of reserves for doubtful accounts shown on the Recent Balance Sheet in the case of accounts receivable and notes receivable reflected on the Recent Balance Sheet and net of reserves for doubtful accounts shown on the Final Closing Balance Sheet in the case of accounts receivable and notes receivable existing as of the Closing Date) within reasonable periods and in the ordinary course of business without the necessity of commencing Litigation, (d) are subject to no counterclaim or setoff and (e) are not in dispute.

3.8.           Inventory. All Inventory reflected on the Recent Balance Sheet (a) had a commercial value at least equal to the value shown on the face of the Recent Balance Sheet, (b) is valued in accordance with GAAP at the lower of cost (on a first-in, first-out basis) or market, less any costs of disposal and (c) consists of a quality and quantity usable and saleable in the ordinary course of business, except for slow-moving, damaged or obsolete items (all of which have been written down to net realizable value or for which adequate reserves have been provided and all intercompany profit or other mark-up has been eliminated). All Inventory manufactured or purchased since the date of the Recent Balance Sheet consists of a quality and quantity usable and saleable in the ordinary course of business. Except as set forth in Schedule 3.8, all Inventory is located at, or is in transit to or from, the Facilities. Except as set forth in Schedule 3.8 (which contains a description of any exceptions and related amounts), (i) all work-in-process contained in Inventory constitutes items in process of production pursuant to Contracts entered into (including orders taken) in the ordinary course of business by regular customers of the Company with no recent history of credit problems with respect to the Company, (ii) neither the Company nor any such customer is in material breach of the terms of any obligation to the other, and (iii) no valid grounds exist for any set off of amounts billable to such customers on the completion of the Contract to which work-in-process relates. All work-in-process consists of a quality ordinarily produced in accordance with the requirements of the Contracts to which such work-in-process relates and will require no rework with respect to services performed prior to the Closing except to the extent labor attributable to such rework has been reasonably taken into consideration in valuing the work-in-process pursuant to Section 2.4. The Company will have on hand as of the Closing such quantities of Inventory as are reasonably required to continue the business of the Company immediately after the Closing consistent with past practice. The Company has purchased all Inventory in compliance with applicable Laws and Orders relating to imported goods.

3.9.           Absence of Certain Changes. Except as and to the extent set forth in Schedule 3.9, since the date of the Recent Balance Sheet, the Company has conducted its business only in the ordinary course of business consistent with past practice, and there has not been:

(a)           No Adverse Change. Any material adverse change in the conduct, financial condition, assets, Liabilities, business, prospects or operations of the Company.

(b)           No Damage. Any material loss, damage or destruction, whether covered by insurance or not, relating to or affecting the business, assets or Liabilities of the Company.

(c)           No Increase in Compensation. Any increase in the compensation, salaries, commissions or wages payable or to become payable to any employees or agents of the Company, including any bonus or other employee benefit granted, made or accrued in respect of such employees or agents, or any increase in the number of such employees or agents (including any such increase or change pursuant to any Employee Plan/Agreement or other commitment).

(d)           No Distributions. Any declaration, setting aside or payment of any dividend or other distribution in respect of the Company’s capital stock; any redemption, purchase or other acquisition by the Company of any capital stock or other securities of the Company; or any other payment of any kind to any of the Company’s shareholders, except for regular payments of base salary, benefits under Employee Plans/Agreements applicable to the Company employees generally and reimbursement of expenses in accordance with the Company’s expense reimbursement policy.

(e)           No Increase in Affiliate Obligations. Any increase in the Company’s investment in, receivable from or payable to any Affiliate of the Company.

(f)           No Disposition of Property. Any sale, lease, grant or other transfer or disposition of any assets of the Company, except for the sale of Inventory items in the ordinary course of business consistent with past practice.

(g)           No Material Acquisitions. Any merger or consolidation with, any acquisition of an interest in or any acquisition of a substantial portion of the assets or business of any person or entity, or any other acquisition of any material assets.

(h)           No Indebtedness. Any indebtedness incurred, assumed or guaranteed by the Company.

(i)           No Amendment of Contracts, Rights. Except to the extent permitted or required by this Agreement, any entering into, amendment or early termination of any Contract relating to employment to which the Company is a party; any entering into, amendment or early termination of any Contract between the Company and any shareholder, director or officer of the Company (or with any relative, beneficiary, spouse or Affiliate of any such person); any entering into, amendment or early termination of any Material Contract to which the Company is a party; or any release or waiver of any material claims or rights under any Contract to which the Company is a party, other than in the ordinary course of business consistent with past practice; or any renewal notice period or option period permitted to lapse with respect to any Contract or any notice of termination of any contract, except for terminations of Contracts upon their expiration in accordance with their terms.

(j)           Loans and Advances. Any loan or advance made by the Company to any person or entity, other than advances for travel and entertainment made to the Company’s employees in the ordinary course of business consistent with past practice.

(k)           Credit. Any grant of credit by the Company to any customer (including any distributor) of the Company on terms or in amounts more favorable than those that have been extended to such customer in the past, any other change in the terms of any credit heretofore extended by the Company or any other change of the Company’s policies or practices with respect to the granting of credit.

(l)           Discharge of Obligations. Any discharge, satisfaction or agreement to satisfy or discharge any Liability of the Company, other than the discharge or satisfaction in the ordinary course of business of current liabilities reflected on the face of the Recent Balance Sheet and of current liabilities incurred since the date of the Recent Balance Sheet in the ordinary course of business.

(m)           Settlement of Claims. Cancellation or compromise of any debt or claim, or amendment, cancellation, termination, relinquishment, waiver or release of any contract or right, except in the ordinary course of business consistent with past practices and which, in the aggregate, would not be material to the Company and the Subsidiaries.

(n)           Deferral of Liabilities. Any deferral, extension or failure to pay any of the Liabilities of the Company as and when the same become due or any allowance of the level of the Liabilities of the Company to increase in any material respect or any prepayment of any of the Liabilities of the Company.

(o)           Accounting Principles. Any material change in the Company’s financial or Tax accounting principles or methods, except to the extent required by GAAP.

(p)           Organizational Documents. Any amendment to or restatement of any of the organizational documents of the Company or any of the Subsidiaries.

(q)           Liens. Any mortgage, pledge or grant of any security interest in any of its assets, except security interests solely in tangible personal property granted pursuant to any purchase money agreement, conditional sales contract or capital lease under which, solely with respect to conditional sales Contracts and capital leases, there exists an aggregate future Liability not in excess of $25,000 per contract or lease (which amount was not more than the purchase price for such personal property and which security interest does not extend to any other item or items of personal property).

(r)           Employee Benefit Plans/Agreements. Any adoption or, except as required by Law, amendment of any Employee Benefit Plans/Agreements.

(s)           Employees. Any loss of the services of an employee whose annual salary exceeded Fifty Thousand Dollars ($50,000).

(t)           No Unusual Events. Any other event or condition not in the ordinary course of business that relates to or affects the business or assets of the Company.

(u)           Commitments. Any entering into, amending or early termination of any Contract to take any of the actions specified in this Section 3.9, other than this Agreement.

3.10.           Absence of Undisclosed Liabilities. Except as and to the extent specifically set forth on the face of the Recent Balance Sheet, or in Schedule 3.10, the Company does not have any Liabilities, other than: (a) commercial Liabilities incurred since the date of the Recent Balance Sheet in the ordinary course of business consistent with past practice, none of which has had or is reasonably likely to have a material adverse effect on the conduct, financial condition, assets, Liabilities, business, prospects or operations of the Company; or (b) Liabilities under Material Contracts or under Contracts entered into in the ordinary course of business which are not required to be disclosed thereon due to specified dollar thresholds or other limitations (excluding, in each case, any Liability for any breach of any such Contract).

3.11.           No Litigation. Except as set forth in Schedule 3.11, there is no Litigation pending or, to the Company’s knowledge, threatened or anticipated against the Company or its shareholders, directors or officers (in such capacity) or its business, assets or Liabilities. To the Company’s knowledge, no event has occurred or action taken that is reasonably likely to result in such Litigation. Schedule 3.11 also identifies all Litigation to which the Company or its shareholders, directors or officers (in such capacity) have been parties since January 1, 2008. Except as set forth in Schedule 3.11, none of the Company, its business, its assets or its Liabilities is subject to any Order.

3.12.           Compliance With Laws and Orders.

(a)           Laws and Orders. Except for past violations for which the Company is not subject to any current Liability and cannot become subject to any future Liability and except as set forth in Schedule 3.12(a), the Company (including its business and assets) is and has been in compliance with all applicable Laws and Orders. Except as set forth in Schedule 3.12(a), the Company has not received notice of any violation or alleged violation of any Laws or Orders of any Governmental Entity. All reports, filings and returns required to be filed by or on behalf of the Company with any Governmental Entity have been filed and, when filed, were correct and complete. Without limitation:

(i)           Unemployment Compensation. The Company has made all required payments to its unemployment compensation reserve accounts with the appropriate Governmental Entities of the jurisdictions in which it is required to maintain such accounts and each of such accounts has a positive balance.

(ii)           OSHA. The Company has delivered to Buyer copies of all reports required to be filed by or on behalf of the Company during the preceding five (5) years under the Occupational Safety and Health Act of 1970, as amended, and under all other applicable health and safety Laws. The deficiencies, if any, noted on such reports have been corrected.

(iii)           Foreign Asset Control Regulations. The Company is and has been in compliance with the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (the “Executive Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Orders or Laws in respect thereof (collectively, “Control Regulations”). Neither the Company nor any person or entity with which the Company has engaged in any transactions or business dealings (A) is listed on the Specially Designated Nationals and Blocked Person List maintained by OFAC pursuant to the Executive Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Control Regulations (the “Lists”), (B) is a Person (as defined in the Executive Order) who has been determined by competent authority to be subject to the prohibitions contained in the Control Regulations or (C) is owned or controlled by, or acts for or on behalf of, any person on the Lists or any other Person who had been determined by competent authority to be subject to the prohibitions contained in the Control Regulations.

(iv)           Questionable Payments. Neither the Company nor any shareholder, director, officer, employee, agent or other person associated with or acting on behalf of the Company is an official, agent or employee of any Governmental Entity or an official of a political party or a candidate for political office. During the previous five (5) years, neither the Company nor any director, officer, employee, agent or other person associated with or acting on behalf of the Company has, directly or indirectly, (A) used any funds of the Company for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity; (B) made any unlawful payments, unlawful promises of payment or unlawful authorizations of payment of money, gifts or anything of value to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from funds of the Company; (C) made any payments, promises of payment or authorizations of payment of money, gifts or anything of value to any official, agent or employee of any Governmental Entity or an official of a political party or a candidate for political office from funds of the Company (but excluding payments to Governmental Entities in amounts legally due and owing by the Company or reasonable and bona fide payments directly related to the promotion, demonstration or explanation of the Company’s products or services or the execution or performance of a written Contract); (D) established or maintained any unlawful fund of monies or other assets of the Company; (E) made any fraudulent entry on the books or records of the Company; or (F) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment, promise of payment or authorization of payment of money, gifts or anything of value to any person or entity, private or public, regardless of form, whether in money, property or services, to receive favorable treatment in obtaining or retaining business for the Company, to obtain or retain special concessions for the Company or to pay for favorable treatment for business obtained or retained or to pay for special concessions already obtained for the Company or to secure any other improper advantage for the Company.

(b)           Licenses and Permits. The Company has all licenses, permits, approvals, registrations, certifications, consents and listings (“Licenses”) of all Governmental Entities and of all certification organizations required, and all exemptions from requirements to obtain or apply for any of the foregoing, for the conduct of its business (as the Company currently conducts its business and as the Company proposes to conduct its business) and the operation of the Facilities. True and correct copies of all such Licenses have been provided to Buyer. The Licenses are in full force and effect and will not be affected or made subject to any loss, limitation or obligation to reapply as a result of the consummation of the transactions contemplated hereby. Except for past violations for which the Company is not subject to any current Liability and cannot become subject to any future Liability and except as set forth in Schedule 3.12(b), the Company (including its business and assets) is and has been in compliance with all such Licenses.

(c)           Environmental Matters. Without limiting the generality of the foregoing provisions of this Section 3.12, except for past violations for which the Company is not subject to any current Liability and cannot become subject to any future Liability and except as set forth in Schedule 3.12(c), the Company (including its business and assets) is and has been in compliance with all Environmental Laws. Except as set forth in Schedule 3.12(c), there is no Litigation pending or, to the Company’s knowledge, threatened or anticipated against the Company relating in any way to any Environmental Laws. To the Company’s knowledge, there is no Litigation pending or threatened or anticipated against any other person or entity whose Liability therefor may have been retained or assumed by or could be imputed or attributed to the Company relating in any way to any Environmental Laws. Except as set forth in Schedule 3.12(c), there are no past or present (or, to the Company’s knowledge, future) events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans that may (i) interfere with or prevent compliance or continued compliance by the Company with all Environmental Laws or (ii) give rise to any Liability, including Liability under the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, or similar state, municipal, county, local, foreign, supranational or other Laws, or otherwise form the basis of any Litigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened or anticipated release into the environment, of any Waste. Correct and complete copies of all environmental studies in the possession or control of the Company or the Shareholder, or to which the Company or the Shareholder has access, relating to any property with respect to which the Company may have incurred Liability or for which Liability may be asserted against the Company have been delivered to Buyer. Except as provided in Schedule 3.12(c), to the Company’s knowledge, there are no pending, proposed or required changes to Environmental Laws (including any standards, criteria or guidance used by a Governmental Entity to enforce Environmental Laws) with respect to which the Company may be required to incur any costs outside the ordinary course of business (including for capital expenditures, process changes and changes in material usage) to achieve or ensure compliance with Environmental Laws. Without limitation, (A) no portion of any of the Real Property has been used as a landfill or for storage or landfill of Waste, (B) no underground storage tanks have been present on any of the Real Property, (C) no transformers or capacitors containing polychlorinated biphenyls (PCBs) have been present on any of the Real Property and (D) no asbestos is contained in or forms a part of any building, building component, structure, office space or equipment owned, operated, leased, managed or controlled by the Company or located on the Real Property. For the avoidance of doubt, all representations and disclosure made pursuant to this Section 3.12(c) are subject to the Company’s knowledge.

3.13.           Title to and Condition of Properties.

(a)           Marketable Title. The Company has good and marketable fee title to, or, in the case of leased or subleased assets, valid and subsisting leasehold interests in, all of its assets (tangible and intangible), free and clear of all Liens, except, in the case of real property, for (i) Liens for Taxes not yet due or that are being contested in good faith by appropriate proceedings (and that have been sufficiently reflected or reserved against on the face of the Recent Balance Sheet) and (ii) Liens arising from municipal and zoning ordinances and easements for public utilities, none of which interfere with the conduct of the Company’s business as currently conducted or adversely affect the marketability of the Company’s assets (collectively, the “Permitted Real Property Liens”). Except for those assets that are subject to the personal property leases set forth in Schedule 3.15 and the other assets set forth in Schedule 3.13(a), the Company has good and marketable fee title to all of its assets. None of the Company’s business or assets is subject to any restrictions with respect to the transferability or divisibility thereof. The Company’s title to its business and assets will not be affected by the transactions contemplated hereby. Except as set forth in Schedule 3.13(a), the Company is not using any assets or rights that are not owned, licensed or leased by it.

(b)           Condition. All tangible assets (real and personal) owned or utilized by the Company are in good operating condition and repair, free from any defects (except for such minor defects as do not interfere with the use thereof in the conduct of the normal operations of the Company), have been maintained consistent with the standards generally followed in the industry and are sufficient to carry on the business of the Company as conducted during the preceding twelve (12) months. All buildings, plants and other structures owned or utilized by the Company are in good condition and repair and have no structural defects or defects affecting the plumbing, electrical, sewerage, heating, ventilating or air conditioning systems (except for such minor defects as do not interfere with the use thereof in the conduct of the normal operations of the Company).

(c)           Real Property.

(i)           General. Schedule 3.13(c) sets forth all real property owned, leased, used or occupied by the Company (the “Real Property”), including a description of encumbrances, easements or rights of way of record (or, if not of record, of which the Company has notice or knowledge) granted on or appurtenant to or otherwise affecting the Real Property, and all plants, buildings or other structures located thereon. No person or entity has any right or option to acquire or lease any portion of or interest in the Real Property. There is not (i) any claim of adverse possession or prescriptive rights involving or affecting any of the Real Property, (ii) any structure or improvement located on any Real Property that encroaches on or over the boundaries of neighboring or adjacent properties or (iii) any structure of any other person or entity that encroaches on or over the boundaries of any Real Property. None of the Real Property is located in a flood plain, flood hazard area, wetland or lakeshore erosion area within the meaning of any Law or Order.

(ii)           Compliance. The use of the Real Property as currently used is a permitted use by right in the applicable zoning classification and is not a nonconforming use or a conditioned use, and no variances are needed and none have been granted with respect to the Real Property. There are currently in full force and effect duly issued certificates of occupancy permitting the Real Property and improvements located thereon to be legally used and occupied as the same are currently constituted.

(iii)           Access, Assessments and Utilities. All of the Real Property has permanent rights of access to dedicated public highways or roads. No fact or condition exists that would prohibit or adversely affect the ordinary rights of access to and from the Real Property from and to the existing highways and roads, and there is no pending or, to the Company’s knowledge, threatened or anticipated restriction or denial, governmental or otherwise, upon such ingress and egress. No public improvements are pending or, to the Company’s knowledge, planned that may result in special assessments against or otherwise materially adversely affect any Real Property. The Company has no knowledge of any (A) planned or proposed increase in assessed valuations of any Real Property, (B) Order requiring repair, alteration or correction of any existing condition affecting any Real Property or the systems or improvements thereat or (C) condition or defect that could give rise to an Order of the sort referred to in subclause (B). All electric, gas, water, sewage, communications and other utilities necessary to conduct the Company’s business on the Real Property are sufficient for the normal operations of the Company.

(iv)           No Condemnation, Expropriation or Similar Action. Neither the whole nor any portion of the business or assets of the Company is subject to any Order to be sold or is being condemned, expropriated or otherwise taken by any Governmental Entity with or without payment of compensation therefor, and to the Company’s knowledge, no such condemnation, expropriation or taking has been planned, scheduled or proposed.

3.14.           Insurance.

(a)           Policies. Schedule 3.14(a) sets forth a correct and complete list of all policies of fire, liability, product liability, workers compensation, health, product, recall and other forms of insurance currently in effect with respect to the Company’s business, assets or Liabilities (collectively, the “Company Insurance Policies”). Schedule 3.14(a) includes the date of expiration and date through which premiums have been paid with respect to each the Company Insurance Policy. The Company has delivered or made available correct and complete copies of each Company Insurance Policy to Buyer.

(b)           Nature; Validity. All Company Insurance Policies provide insurance coverage with respect to the Company’s business, assets or Liabilities of the kinds, in the amounts and against the risks customarily maintained by organizations similarly situated. The Company Insurance Policies are sufficient in all material respects for compliance by the Company with all requirements of Law and with the requirements of all Material Contracts to which the Company is a party. Since January 1, 2006, all products liability and general liability policies maintained by or for the benefit of the Company have been “occurrence” policies and not “claims made” policies. All Company Insurance Policies are valid, outstanding and enforceable policies. The Company has not received any notice of cancellation or termination with respect to any Company Insurance Policy, and to the Company’s knowledge, no event or condition exists or has occurred that could result in cancellation of any Company Insurance Policy prior to its scheduled expiration date. The Company has not been refused any insurance with respect to any aspect of its assets or business. No Company Insurance Policy (nor any previous policy) provides for or is subject to any currently enforceable retroactive rate or premium adjustment, loss sharing arrangement or other actual or contingent Liability arising wholly or partially out of events arising prior to the Closing. The Company has not received any notice from or on behalf of any insurance carrier issuing any Company Insurance Policy that insurance rates therefor will hereafter be substantially increased (except to the extent insurance rates may be increased for all similarly situated risks) or that there will hereafter be a cancellation or an increase in a deductible (or an increase in premiums to maintain an existing deductible) or nonrenewal of any Company Insurance Policy.

(c)           Claims. To the Company’s knowledge, the Company has duly and timely made all claims that it has been entitled to make under each Company Insurance Policy. There is no claim by the Company pending under any Company Insurance Policy as to which coverage has been questioned, denied or disputed by the underwriters of such policies, and to the Company’s knowledge, there is no basis for denial of any pending claim under any Company Insurance Policy. Schedule 3.14(c) indicates each Company Insurance Policy as to which (i) the coverage limit has been reached or (ii) the total incurred losses to date equal seventy-five percent (75%) or more of the coverage limit. Schedule 3.14(c) also sets forth a correct and complete list of all claims in excess of Fifty Thousand Dollars ($50,000) (or its foreign currency equivalent as of the date hereof) that are pending under each Company Insurance Policy.

3.15.           Contracts and Commitments. Except as set forth in Schedule 3.15 (which Contracts shall be the “Material Contracts”):

(a)           Real Property Leases. The Company (whether as lessor or lessee) has no Contracts for the lease or occupancy of Real Property.

(b)           Personal Property Leases. The Company (whether as lessor or lessee) has no Contracts for the lease or use of personal property involving any remaining consideration, termination charge or other expenditure in excess of Twenty Thousand Dollars ($20,000) (or its foreign currency equivalent as of the date hereof) or involving any remaining performance over a period of more than twelve (12) months.

(c)           Security Agreements. The Company has no mortgage agreements, deeds of trust, security agreements, purchase money agreements, conditional sales Contracts or capital leases.

(d)           Employment Agreements. The Company has no employment or similar agreement providing for compensation, severance or a fixed term of employment in respect of services performed by any employee of the Company.

(e)           Consulting Agreements. The Company has no management, consulting, independent contractor, subcontractor, retainer or other similar type of agreement under which services are provided by any person to the Company with a term of more than one (1) year or requiring payments in excess of $50,000 per year or $75,000 in the aggregate.

(f)           Purchase Commitments. The Company has no Contracts relating to the purchase of Inventory involving any remaining consideration, termination charge or other expenditure in excess of Fifty Thousand Dollars ($50,000) (or its foreign currency equivalent as of the date hereof) to any one supplier or group of affiliated suppliers. The Company has no Contracts relating to the purchase of Inventory except those made in the ordinary course of business at arm’s length. The Company has no Contracts relating to the purchase of Inventory that, together with amounts on hand, constitute more than twelve (12) months normal usage. The Company has no Contracts relating to the purchase of equipment, fixed assets or similar goods involving any remaining consideration, termination charge or other expenditure on the part of the Company in excess of Fifty Thousand Dollars ($50,000) (or its foreign currency equivalent as of the date hereof).

(g)           Sales Commitments. The Company has no sales Contracts that aggregate in excess of One Hundred Fifty Thousand Dollars ($150,000) (or its foreign currency equivalent as of the date hereof) to any one customer or group of affiliated customers. The Company has no sales Contracts except those made in the ordinary course of business at arm’s length, and no such Contracts are for a sales price that would result in a loss to the Company (after giving effect to full amortization of overhead and selling, general and administrative expenses).

(h)           Manufacturing Agreements. The Company has no manufacturing, distribution or sourcing agreement or arrangement.

(i)           Powers of Attorney. The Company has not given a power of attorney or proxy that is currently in effect to any person or entity.

(j)           Affiliate Agreements. The Company has no agreements with Affiliates or with any entity in which an officer or director of the Company holds an interest.

(k)           Joint Ventures. The Company has no partnership, joint venture or similar agreements.

(l)           Collective Bargaining Agreements. The Company has no collective bargaining Contract with any unions, guilds, shop committees or other collective bargaining groups.

(m)           Loan Agreements. The Company has no loan Contract, promissory note, letter of credit, performance or other type of bond or other evidence of indebtedness, including any Contract evidencing or relating to Funded Indebtedness, as a signatory, guarantor or otherwise.

(n)           Guarantees. The Company has not guaranteed the payment or performance of any person or entity, agreed to indemnify any person or entity (except under Contracts entered into by the Company in the ordinary course of business) or to act as a surety, or otherwise agreed to be contingently or secondarily liable for the obligations of any person or entity.

(o)           Indemnities. The Company has no agreements that obligate it to indemnify a third party.

(p)           Governmental Contracts. The Company has no Contract with any Governmental Entity.

(q)           Agreements Relating to the Company Trade Rights. The Company has no consulting, development, joint development, license or similar Contract relating to, or any Contract requiring the assignment of any interest in, any of the Company Trade Rights.

(r)           Restrictive Agreements. The Company has no Contract that is so burdensome as to materially affect or impair the operations of the Company. The Company has no Contract (i) prohibiting or restricting the Company or any of its employees from competing in any business or geographical area, or soliciting customers or employees, or otherwise restricting it from carrying on any business anywhere in the world, (ii) relating to the location of employees or a minimum number of employees to be employed by the Company, (iii) containing any “most favored nation,” “most favored customer” or similar provisions; (iv) granting any type of exclusive rights to any person or entity or (v) prohibiting or restricting the Company’s use of any of its Trade Rights.

(s)           Other Material Contracts. The Company has no Contract of any nature (i) involving any remaining consideration or other expenditure in excess of Fifty Thousand Dollars ($50,000) (or its foreign currency equivalent as of the date hereof), (ii) involving any remaining performance over a period of more than twelve (12) months or (iii) that is otherwise individually material to the operations of the Company.

3.16.           No Default. The Company is not in default in any material respect under any Material Contract to which it is a party or otherwise bound, nor has any event or omission occurred that, through the passage of time or the giving of notice, or both, would constitute a default in any material respect thereunder or cause the acceleration of any of the Company’s obligations thereunder or result in the creation of any Lien on any of the capital stock or other equity or ownership securities (including the Shares), or any of the assets, of the Company. To the Company’s knowledge, no third party is in default in any material respect under any Material Contract to which the Company is a party or otherwise bound, nor has any event or omission occurred that, through the passage of time or the giving of notice, or both, would constitute a default in any material respect thereunder, or give rise to an automatic termination or the right of discretionary termination thereof. Each Material Contract to which the Company is a party or otherwise bound is in full force and effect and is a valid and binding agreement enforceable against the Company and, to the Company’s knowledge, the other party or parties thereto in accordance with its terms. The Company has provided to Buyer copies of all Material Contracts, as well as copies of all standard forms of purchase orders with customers, manufacturers and suppliers used by the Company.

3.17.           Labor Matters. Since January 1, 2008, the Company has not experienced any labor disputes, any union organization attempts or any work stoppages due to labor disagreements. Except for past violations for which the Company is not subject to any current Liability and cannot become subject to any future Liability, the Company is and has been in compliance with all applicable Laws or Orders of any and all Governmental Entities relating to employment and employment practices, terms and conditions of employment and wages and hours, and the Company is not and has not engaged in any unfair labor practice. There is no unfair labor practice charge or complaint pending or, to the Company’s knowledge, threatened or anticipated against the Company. There is no labor strike, dispute, request for representation, slowdown or stoppage pending or, to the Company’s knowledge, threatened or anticipated against the Company. No labor grievance that might have a material adverse effect on the conduct, financial condition, assets, Liabilities, business, prospects or operations of the Company, nor any arbitration proceeding arising out of or under collective bargaining agreements, is pending. There are no pending or, to the Company’s knowledge, threatened or anticipated administrative charges or court complaints against the Company concerning alleged employment discrimination or other employment-related matters. Since the date of the Recent Balance Sheet, the Company has not had any adverse change in its contribution rate or its experience rating for unemployment compensation purposes in any jurisdiction in which its business is conducted.

3.18.           Employee Benefit Plans.

(a)             Disclosure. Schedule 3.18(a) sets forth a correct and complete list of all plans, programs, Contracts, policies and practices providing benefits to any current or former director, employee or independent contractor of the Company, or beneficiary or dependent thereof, sponsored or maintained by the Company or any ERISA Affiliate, to which the Company or any ERISA Affiliate has contributed, contributes or is obligated to contribute, or under which the Company or any ERISA Affiliate had, has or may have any Liability, including any pension, thrift, savings, profit sharing, retirement, bonus, incentive, health, dental, death, accident, disability, stock purchase, stock option, stock appreciation, stock bonus, executive or deferred compensation, hospitalization, “parachute,” severance, vacation, sick leave, fringe or welfare benefits, employment or consulting Contracts, “golden parachutes,” collective bargaining agreements, “employee benefit plans” (as defined in Section 3(3) of ERISA), employee manuals, and written or binding oral statements of policies, practices or understandings relating to employment (collectively, the “Employee Plans/Agreements”). Each Employee Plan/Agreement is identified in Schedule 3.18(a), to the extent applicable, as one or more of the following: (i) an “employee pension benefit plan” (as defined in Section 3(2) of ERISA); (ii) a “defined benefit plan” (as defined in Section 414 of the Code); (iii) an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA); and/or (iv) a plan intended to be qualified under Section 401 of the Code. No Employee Plan/Agreement is a “multiemployer plan” (as defined in Section 4001 of ERISA), and neither the Company nor any ERISA Affiliate has ever contributed nor been obligated to contribute to any such multiemployer plan.

(b)           Delivery of Documents. The Company and the Shareholder has delivered to Buyer correct and complete copies of the following information with respect to each Employee Plan/Agreement:

(i)           the Employee Plan/Agreement, including all amendments or, if there is not a written plan document, a written summary of the terms and conditions of the Employee Plan/Agreement;

(ii)           the annual report, if required under ERISA, with respect to the Employee Plan/Agreement for each of the previous two (2) plan years;

(iii)           the summary plan description, together with each summary of material modifications, if required under ERISA, with respect to the Employee Plan/Agreement and all material employee communications relating to the Employee Plan/Agreement;

(iv)           if the Employee Plan/Agreement is funded through insurance or a trust, insurance or any third party funding vehicle, the trust contract, insurance policy or other funding agreement and the latest financial statements thereof; and

(v)           the most recent determination letter received from the IRS with respect to the Employee Plan/Agreement that is intended to be qualified under Section 401 of the Code and the most recent application, including all schedules and exhibits thereto, for a favorable determination letter.

With respect to each Employee Plan/Agreement for which an annual report has been filed and delivered to Buyer pursuant to subclause (ii), no material adverse change has occurred with respect to the matters covered by the latest such annual report since the date thereof.

(c)           Terminations, Proceedings, Penalties, Etc. With respect to each employee benefit plan (including each Employee Plan/Agreement) that is subject to Title IV of ERISA and with respect to which the Company, any person or entity that is or was aggregated with the Company pursuant to Section 414(b), (c), (m) or (o) of the Code or any of their respective assets may, directly or indirectly, be subject to any Liability, contingent or otherwise, or the imposition of any Lien (whether by reason of the complete or partial termination of any such plan or the funded status of any such plan or otherwise):

(i)             no such plan has been terminated so as to subject, directly or indirectly, any of the Company’s assets to any Liability or the imposition of any Lien under Title IV of ERISA;

(ii)            no proceeding has been initiated or threatened by any person or entity (including the Pension Benefit Guaranty Corporation) to terminate any such plan;

(iii)           no condition or event currently exists or is expected to occur that could subject, directly or indirectly, any of the Company’s assets to any Liability or the imposition of any Lien under Title IV of ERISA, whether to the Pension Benefit Guaranty Corporation or to any other person or entity or otherwise on account of the termination of any such plan;

(iv)           if any such plan were to be terminated as of the Closing Date, none of the Company’s assets would be subject, directly or indirectly, to any Liability or the imposition of any Lien under Title IV of ERISA;

(v)           no “reportable event” (as defined in Section 4043 of ERISA) has occurred with respect to any such plan;

(vi)           no such plan that is subject to Section 302 of ERISA or Section 412 of the Code has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code, respectively), whether or not waived; and

(vii)           no such plan is a plan described in Section 4063 or 4064 of ERISA.

(d)           Prohibited Transactions. There have been no “prohibited transactions” (within the meaning of Section 406 or 407 of ERISA or Section 4975 of the Code) for which a statutory or administrative exemption does not exist with respect to any Employee Plan/Agreement, and no event or omission has occurred in connection with which the Company or any of the Company’s assets or any Employee Plan/Agreement, directly or indirectly, could be subject to any Liability under ERISA, the Code or any other Law or Order applicable to any Employee Plan/Agreement, or under any Contract, Law or Order pursuant to which the Company has agreed or is required to indemnify any person or entity against any Liability incurred under any such Contract, Law or Order.

(e)           Full Funding. The funds available under each Employee Plan/Agreement that is intended to be a funded plan exceed the amounts required to be paid, or that would be required to be paid if such Employee Plan/Agreement were terminated, on account of rights vested or accrued as of the Closing Date (using the actuarial methods and assumptions then used by the Company’s actuaries in connection with the funding of such Employee Plan/Agreement).

(f)           Controlled Group; Affiliated Service Group; Leased Employees. The Company is not and never has been a member of a controlled group of corporations (as defined in Section 414(b) of the Code), under common control with any unincorporated trade or business (as determined under Section 414(c) of the Code) or a member of an “affiliated service group” (within the meaning of Section 414(m) of the Code). There are not and never have been any “leased employees” (within the meaning of Section 414(n) of the Code) of the Company, and no individuals are expected to become such leased employees with the passage of time.

(g)           Payments and Compliance. With respect to each Employee Plan/Agreement: (i) all payments due from the Employee Plan/Agreement (or from the Company with respect to the Employee Plan/Agreement) have been made, and all amounts properly accrued to date as Liabilities that have not been paid have been properly recorded on the books of the Company; (ii) the Company has complied with, and the Employee Plan/Agreement conforms to, all applicable Laws and Orders; (iii) all reports and information relating to the Employee Plan/Agreement required to be filed with any Governmental Entity or provided to participants or their beneficiaries have been timely filed or disclosed and, when filed or disclosed, were correct and complete; (iv) each Employee Plan/Agreement that is intended to qualify under Section 401 of the Code has received a favorable determination letter from the IRS that addresses all currently applicable qualification requirements with respect to such plan, its related trust has been determined to be exempt from taxation under Section 501(a) of the Code, and nothing has occurred since the date of such letter that has adversely affected or is reasonably likely to adversely affect such qualification or exemption; (v) there is no Litigation pending (other than routine claims for benefits being reviewed pursuant to the plan’s internal claim and approval process) or, to the Company’s knowledge, threatened or anticipated with respect to the Employee Plan/Agreement or against the assets of the Employee Plan/Agreement; and (vi) the Employee Plan/Agreement is not a plan that is established and maintained outside the United States primarily for the benefit of individuals substantially all of whom are nonresident aliens.

(h)           Post-Retirement Benefits. Except as expressly required under Sections 601 through 609 of ERISA, no Employee Plan/Agreement provides benefits, including death or medical benefits (whether or not insured), with respect to current or former directors, employees or independent contractors of the Company beyond their retirement or other termination of service, and the Company has no obligation to provide or contribute toward the cost of such coverage or benefits.

(i)           No Triggering of Obligations. The consummation of the transactions contemplated hereby will not (i) entitle any current or former director, employee or independent contractor of the Company to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting or increase the amount of compensation due to any current or former director, employee or independent contractor of the Company or (iii) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.

(j)           Future Commitments. The Company has no announced plan or legally binding commitment to create any additional Employee Plans/Agreements or to amend or modify any existing Employee Plans/Agreements.

3.19.           Employees; Compensation. Schedule 3.19 contains a correct and complete list of (a) all employees of the Company, (b) each such employee’s title, employer and location of employment, (c) each such employee’s employment status (i.e., whether employee is actively employed or not actively at work due to illness, short-term disability, sick leave, authorized leave or absence, layoff for lack of work or service in the Armed Forces of the United States or for any other reason) and (d) each such employee’s annual rate of compensation, including bonuses and incentives. For purposes of subclause (d), in the case of salaried employees, such list identifies the current annual rate of compensation for each such employee, and in the case of hourly or commission employees, such list identifies the current hourly or commission rate for each such employee.

3.20.           Trade Rights. Schedule 3.20 contains a correct and complete list of the Company Trade Rights. Schedule 3.20 also specifies which of the Company Trade Rights are registered and the jurisdictions in which such Company Trade Rights are registered. All Company Trade Rights are in good standing and have been properly registered in all jurisdictions where required. Except as set forth on Schedule 3.20, there are no pending, existing or, to the knowledge of the Shareholder or the Company, threatened opposition, interference, cancellation, proceeding or other legal or governmental proceeding before any Governmental Entities against or involving the applications or registrations listed in Schedule 3.20. All registrations and applications have been properly made and filed, and all annuity, maintenance, renewal and other fees relating to registrations or applications are current. To conduct its business as it is currently conducted or proposed to be conducted, the Company does not require any Trade Rights that it does not already have. The Company is not infringing and has not infringed any Trade Rights of another, nor is there any basis upon which a claim or challenge for infringement could be made. To the Company’s knowledge, no person or entity is infringing or has infringed any of the Company Trade Rights. The Company is not aware of any pending patent applications belonging to others that would be infringed by the Company if a patent that included such claims were granted on such pending applications. Except as set forth in Schedule 3.20, the Company has not granted any license or made any assignment of any of the Company Trade Rights, and no person or entity other than the Company has any right to use any of the Company Trade Rights. Except as set forth in Schedule 3.20, the Company does not pay any royalties or other consideration for the right to use any Trade Rights of others. All Trade Rights that are used by the Company are valid, enforceable and in good standing, and there are no equitable defenses to enforcement based on any act or omission of the Company and the Company has not entered into any agreement which restricts its use of the Trade Rights. No methods, processes, procedures, apparatus or equipment used or held for use by the Company use or include any proprietary or confidential information or any trade secrets misappropriated from another. The Company has no proprietary or confidential information that is owned or claimed by third parties and that is not rightfully in the possession of the Company, and the Company has complied in all material respects with all Contracts governing the disclosure and use of proprietary or confidential information. The Company has maintained the confidentiality of all Company Trade Rights to the extent necessary to maintain all proprietary rights therein. The consummation of the transactions contemplated hereby will not alter or impair any of the Company Trade Rights.

3.21.           Customers; Suppliers; Dealers and Distributors.

(a)           Major Customers. Schedule 3.21(a) contains a correct and complete list of the Twenty (20) largest customers, including distributors, of the Company for each of the two (2) most recent fiscal years (determined on the basis of the total dollar amount of net sales) showing the total dollar amount of net sales to each such customer during each such year. Except with respect to the Aldo Group Inc., the Company has no knowledge or information of any facts indicating, nor any other reason to believe, that any of the customers described in Schedule 3.21(a) will not continue to be customers of the Company after the Closing at substantially the same level of purchases as heretofore.

(b)           Major Suppliers. Schedule 3.21(b) contains a correct and complete list of (i) the Twenty (20) largest suppliers to the Company for each of the two (2) most recent fiscal years (determined on the basis of the total dollar amount of purchases) showing the total dollar amount of purchases from each such supplier during each such year and (ii) each supplier from which the Company acquired a particular good or service only from such supplier where the total dollar amount of purchases from such supplier in respect of such particular good or service exceeded Ten Thousand Dollars ($10,000) (or its foreign currency equivalent as of the date hereof) for each of the two (2) most recent fiscal years. The Company has no knowledge or information of any facts indicating, nor any other reason to believe, that any of the suppliers described in Schedule 3.21(b) will not continue to be suppliers to the Company after the Closing and will not continue to supply the Company with substantially the same quantity and quality of goods and services at competitive prices.

(c)           Dealers and Distributors. Schedule 3.21(c) contains (i) a correct and complete list by product line of all sales representatives, dealers, distributors and franchisees of the Company and other third parties performing similar functions for the Company. The Company has provided the Buyer with (x) copies of all such sales representative, dealer, distributor, franchise and other applicable Contracts and policy statements and (y) a description of all material modifications or exceptions to such Contracts and policy statements. The Company has no Contract with any such sales representative, dealer, distributor, franchisee or other third party that is not cancelable by the Company on notice of not longer than thirty (30) days without Liability, penalty or premium of any nature of kind whatsoever. The Company has paid all commissions and other amounts due to each such sales representative, dealer, distributor, franchisee and other third party. The Company has not terminated its engagement or other relationship with any such sales representative, dealer, distributor, franchisee or other third party in the previous six (6) years.

(d)           Promotions. Schedule 3.21(d) sets forth the terms of all return markdown, promotion, co-op advertising and other similar programs and allowances currently offered by the Company to any of its customers. Except as set forth on Schedule 3.21(d), as of the date hereof, the Company has not established reserves regarding the foregoing.

3.22.           Product Warranty and Product Liability. Schedule 3.22 sets forth the aggregate annual cost to the Company of performing warranty obligations for each of the previous three (3) fiscal years and the current fiscal year through February 28, 2011. Schedule 3.22 also contains a description of all pending warranty claims involving the Company where the amount in question exceeds, or is reasonably likely to exceed, Fifty Thousand Dollars ($50,000) (or its foreign currency equivalent as of the date hereof). Since January 1, 2009, the Company has not made voluntary concessions or payments not charged to warranty expense as an accommodation to customers that have claimed that a Product is defective or nonconforming exceeding Fifty Thousand Dollars ($50,000) (or its foreign currency equivalent as of the date hereof) in each case. None of the Products has been the subject of any replacement, field fix, retrofit, modification or recall campaign, and to the Company’s knowledge, no facts or conditions exist that could reasonably be expected to result in such a recall campaign. All Products have been designed, manufactured, labeled and performed so as to meet and comply with all governmental standards and specifications and all applicable Laws and Orders currently in effect, and all Products have received all governmental approvals necessary to allow their sale and use. Products that the Company produces under Contracts in which the Company commits to deliver products or perform services that are designed, manufactured, labeled and/or performed so as to meet and comply with any governmental standards and specifications or Laws or Orders of any Governmental Entity currently in effect have been designed, manufactured, labeled and/or performed in a manner that complies with such contractual requirements.

3.23.           Certain Relationships to the Company. No Affiliate of the Company has any direct or indirect interest in or other business relationship or arrangement with (i) any person or entity that does business with the Company in connection with the operation of, or is competitive with, the Company’s business or (ii) any property, asset or right that is used by the Company. All obligations of any Affiliate of the Company to the Company, and all obligations of the Company to any Affiliate of the Company, are described in Schedule 3.23.

3.24.           Assets and Services Necessary to Business. Except for Inventory items sold by the Company in the ordinary course of business consistent with past practice, the Company has all property, assets and rights, tangible and intangible (including Trade Rights), that the Company used, held for use or acquired for use in the operations of its business during the six (6) month period immediately preceding the date hereof, and the Company’s property, assets and rights will comprise all property, assets and rights, tangible and intangible (including Trade Rights), that the Company used, held for use or acquired for use in the operations of its business from the date hereof until and through the Closing Date. Such property, assets and rights include all of the property, assets and rights, tangible and intangible (including Trade Rights), necessary to permit the Company to carry on the Business as conducted during the twelve (12) month period preceding the Closing.

3.25.           Bank Accounts. Schedule 3.25 sets forth a correct and complete list of the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains a safe deposit box, lock box or checking, savings, custodial or other account, the type and number of each such account and the signatories therefor, a description of any compensating balance arrangements, and the names of all persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

3.26.           No Brokers or Finders. Except as set forth on Schedule 3.26, neither the Company nor any of its shareholders, directors, officers, employees or agents has retained, employed or used any broker or finder in connection with the transactions provided for herein or the negotiation thereof, nor are any of them responsible for the payment of any broker’s, finder’s or similar fees.

3.27.           Disclosure. No representation or warranty by the Company or the Shareholder in this Agreement, nor any statement, certificate, schedule or exhibit hereto furnished or to be furnished by or on behalf of the Company or the Shareholder pursuant to this Agreement or in connection with transactions contemplated hereby, contains or will contain any untrue statement of material fact or omits or will omit a material fact necessary to make the statements contained therein not misleading. Each copy of an original document included in the Disclosure Schedule is a correct and complete copy of such document and includes all exhibits, schedules, amendments, supplements or other modifications to such document.

4.	REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to the Company and the Shareholder to execute and deliver this Agreement, Buyer makes the following representations and warranties to the Company and the Shareholder, each of which is true and correct on the Closing Date and shall survive the consummation of the transactions contemplated hereby.

4.1.           Corporate.

(a)           Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b)           Corporate Power. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and to carry out the transactions contemplated hereby and thereby.

4.2.           Authority. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by Buyer. No other or further corporate act or proceeding on the part of Buyer or its shareholders is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Buyer pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Buyer pursuant hereto will constitute, valid and binding agreements of Buyer, as the case may be, enforceable in accordance with their respective terms.

4.3.           No Brokers or Finders. Neither Buyer nor any of its shareholders, directors, officers, employees or agents have retained, employed or used any broker or finder in connection with the transactions provided for herein or in connection with the negotiation thereof, nor are any of them responsible for the payment of any broker’s or finder’s fees.

5.	COVENANTS

5.1.           Post-Closing Access to Information; Cooperation.

(a)           Access to Information. After the Closing, each Party shall afford any other Party, its respective counsel, accountants and other representatives, during normal business hours, reasonable access to the books, records and other data in such Party’s possession relating directly or indirectly to the assets, Liabilities or operations of the Company with respect to periods prior to the Closing, and the right to make copies and extracts therefrom at its expense, to the extent such access is reasonably required by the requesting Party for any proper business purpose. Without limitation, after the Closing, each Party shall make available to any other Party, as reasonably requested, and to any Tax authority that is legally permitted to receive the following pursuant to its subpoena power or its equivalent, all books, records and other data relating to Tax Liabilities or potential Tax Liabilities for all periods prior to or including the Closing Date and shall preserve all such books, records and other data until the expiration of any applicable statute of limitations for assessment or refund of Taxes or extensions thereof. Subject to the previous sentence, each Party agrees, for a period of six (6) years after the Closing Date, not to destroy or otherwise dispose of any of the books, records or other data described in this Section 5.1(a) without first offering in writing to surrender such books, records and other data to the other Party, which other Party shall have ten (10) days after such offer to agree in writing to take possession thereof.

(b)           Cooperation. Each Party shall cooperate, as and to the extent reasonably requested by any other Party, in connection with (i) the filing of Tax Returns pursuant to Section 5.2 and (ii) any Litigation (including insurance claims) brought by or against any third party in connection with (A) any transaction contemplated by this Agreement or (B) any fact or condition relating to the Company’s business or assets. Such cooperation shall include making available to the requesting Party, at such times and under such circumstances so as not to unreasonably disrupt business, the relevant information, documents, records and employees of the cooperating Party, allowing the relevant personnel of the cooperating Party to assist the requesting Party in participating in any such matter (including providing testimony in Litigation), executing and delivering documents or instruments and taking all such action as the requesting Party reasonably requests in connection with such matter. The requesting Party shall promptly reimburse the cooperating Party for all out-of-pocket costs, for a pro-rata portion of the salary (including fringe benefits with such pro-rata portion determined based upon the time spent in connection with cooperation) and for travel and subsistence expenses directly relating to such cooperation of any of the cooperating Party’s employees who assist the requesting Party (unless the contesting or defending party is entitled to indemnification therefor under Article 6); provided, however, that the amount paid for reimbursement of expenses in connection with the filing of a Tax Return shall not exceed Ten Thousand Dollars ($10,000). The Shareholder agrees, as and to the extent reasonably requested by Buyer, to use its commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or other person or entity as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby). Buyer and the Shareholder further agree, as and to the extent reasonably requested by the other Party, to provide such other Party with all information that either Party may be required to report pursuant to Section 6043 of the Code and all Treasury Regulations promulgated thereunder (if any).

(c)           Consultation with Advisors. The Shareholder consents to Buyer’s consultation with legal, accounting and other professional advisors to the Company and the Shareholder relating to the advice rendered to the Company or the Shareholder prior to the Closing regarding the Company’s business or assets, excluding, however, the negotiation and drafting of this Agreement and the transactions contemplated hereby.

(d)           Adversarial Proceedings Involving Parties. Notwithstanding the provisions of this Section 5.1, the existence of a Dispute or other adversarial proceeding between or among any of the Parties shall not abrogate or suspend the provisions of this Section 5.1. As to such records or other information directly pertinent to such Dispute or other adversarial proceeding, the Parties may not utilize this Section 5.1 but rather, absent agreement, must utilize the rules of discovery (to the extent applicable).

5.2.           Tax Matters.

(a)           Tax Periods Ending on or Before the Closing Date. Buyer shall have the right to prepare, approve and/or file, or to cause the Company to prepare, approve and/or file, all Tax Returns for the Company for all periods ending on or prior to the Closing Date that are required to be filed after the Closing Date. The Shareholder shall reimburse Buyer and/or the Company for all Taxes of the Company due and payable on the Tax Returns filed pursuant to this Section 5.2(a) within five (5) Business Days after the earlier of (i) payment by Buyer and/or the Company of such Taxes or (ii) delivery of written notice of the amount of such Taxes by Buyer or the Company to the Shareholder, but only to the extent such Taxes are not taken into account in computing the Final Closing Net Working Capital.

(b)           Tax Periods Beginning Before and Ending After the Closing Date. Buyer shall cause to be prepared and filed any Tax Returns of the Company for Tax periods that begin before the Closing Date and end after the Closing Date (a “Straddle Period”). Within five (5) Business Days after the earlier of (i) payment by Buyer and/or the Company of Taxes with respect to such periods or (ii) delivery of written notice of the amount of Taxes with respect to such periods by Buyer or the Company to the Shareholder, the Shareholder shall pay to Buyer and/or the Company an amount equal to the portion of such Taxes that relates to the portion of such Tax period ending on the Closing Date, but only to the extent such Taxes are not taken into account in computing the Final Closing Net Working Capital. For purposes of this Section 5.2(b), in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Taxes that relates to the portion of such Tax period ending on the Closing Date shall (A) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Taxes for the entire Tax period multiplied by a fraction, the numerator of which is the number of days in the Tax period ending on and including the Closing Date, and the denominator of which is the number of days in the entire Tax period, and (B) in the case of any Taxes based upon or related to income or receipts, be deemed equal to the amount that would be payable if the relevant Tax period ended on the Closing Date, using the “closing of the books” method of accounting, and in a manner consistent with the Recent Balance Sheet. Any credits relating to a Tax period that begins before and ends after the Closing Date shall be taken into account as though the relevant Tax period ended on the Closing Date.

(c)           Contests of Tax, Additional Taxes and Refunds. Buyer shall allow the Shareholder and his counsel to participate, at the Shareholder’s sole expense, in any audit, appeal, hearing, Litigation, contest, assessment, refund claim or other proceeding with respect to any Tax Return described in Sections 5.2(a) and 5.2(b) (a “Tax Audit”). Buyer shall not settle any Tax Audit without the express written consent of the Shareholder, which consent shall not be unreasonably conditioned, delayed or withheld. If a Tax Audit results in additional Tax being owed by the Company pursuant to an Order of or settlement with the applicable Governmental Entity and where, in the case of an Order requiring payment, such Order is either not being appealed or, if being so appealed, the obligation to make such payment has not been stayed, then the Shareholder shall reimburse Buyer and/or the Company for all such Taxes of the Company due and payable for any Pre-Closing Tax Period within five (5) Business Days after the earlier of (i) payment by Buyer and/or the Company of such Taxes or (ii) delivery of written notice of the amount of such Taxes by Buyer or the Company to the Shareholder, but only to the extent such additional Taxes are not taken into account in computing the Final Closing Net Working Capital. If a Tax Audit results in a refund of any amount of Tax attributable to any Pre-Closing Tax Period previously paid by Shareholder to any Tax Authority, and to the extent such refund is not taken into account in computing the Final Closing Net Working Capital, Buyer shall, within five (5) Business Days of receipt, return to Shareholder an amount of such refund.

(d)           Tax Sharing Agreement. All Tax sharing Contracts or similar Contracts with respect to or involving the Company shall be terminated as of the Closing Date. After the Closing Date, the Company shall not be bound thereby or have any Liability thereunder, and such Contracts shall have no further effect for any Tax year (whether the current year, a future year or a past year).

5.3.           Further Assurances. From time to time after the date of this Agreement, upon request of any Party and without further consideration, each Party shall execute and deliver to the requesting Party such documents and take such action as may reasonably requested by the requesting Party to consummate more effectively the intent and purpose of the Parties under this Agreement and the transactions contemplated by this Agreement.

5.4.           Compliance by the Company. The Shareholder shall cause the Company to perform and comply with all of the Company’s agreements and obligations under this Agreement and the other documents or instruments executed and delivered by the Company pursuant hereto.

5.5.           Dissolution of Excluded Subsidiaries. The Shareholder shall undertake all efforts to cause the dissolution of the Excluded Subsidiaries within a reasonable period of time following the Closing.

6.	INDEMNIFICATION

6.1.           By the Shareholder. Upon the terms and subject to the conditions set forth in this Article 6, the Shareholder shall indemnify and hold harmless Buyer and its Affiliates (including the Company), and their respective shareholders, directors, officers, employees, agents and other representatives (collectively, the “Buyer Indemnified Parties”), from and against all Claims asserted against, resulting to, imposed upon or incurred by any Buyer Indemnified Party, directly or indirectly, by reason of, arising out of or resulting from: (a) any inaccuracy or breach of any representation or warranty of the Company or the Shareholder contained in or made pursuant to this Agreement, (ignoring, for purposes of determining the existence of any such inaccuracy or breach or the amount of Claims with respect thereto, any “materiality” or similar qualifier set forth in such representation or warranty); (b) any breach of any covenant of the Company or the Shareholder contained in or made pursuant to this Agreement (regardless of whether such breach is deemed “material”); (c) any Liability of the Company for Taxes of any person or entity other than the Company (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor, (iii) by Contract or (iv) otherwise; (d) any Liability pursuant to that certain financial advisory and investment banking services agreement by and between the Company and BB&T Capital Markets, dated January 17, 2007; (e) any Liability assessed against the Company, Buyer, or any holder of ownership interest in the Excluded Subsidiaries with respect to the Excluded Subsidiaries. The Buyer Indemnified Party shall provide Shareholder with written notice of the Claim in accordance with Section 9.9, describing the Claim in reasonable detail, as soon as reasonably possible after Buyer receives written notice of such Claim.

6.2.           By Buyer. Upon the terms and subject to the conditions set forth in this Article 6, Buyer shall indemnify and hold harmless the Shareholder and his Affiliates, and their respective shareholders, directors, officers, employees, agents and other representatives (collectively, the “Shareholder Indemnified Parties”), from and against all Claims asserted against, resulting to, imposed upon or incurred by any Shareholder Indemnified Party, directly or indirectly, by reason of or resulting from (a) any inaccuracy or breach of any representation or warranty of Buyer contained in or made pursuant to this Agreement (ignoring, for purposes of determining the existence of any such inaccuracy or breach or the amount of Claims with respect thereto, any “materiality” or similar qualifier set forth in such representation or warranty) or (b) any breach of any covenant of Buyer contained in or made pursuant to this Agreement (regardless of whether such breach is deemed “material”). The Shareholder Indemnified Party shall provide the Buyer with written notice of the Claim in accordance with Section 9.9, describing the Claim in reasonable detail.

6.3.           Indemnification of Third Party Claims. The following provisions shall apply to any Claim subject to indemnification that is Litigation filed or instituted by, or the making of any claim or demand by, any third party, including any Governmental Entity (a “Third Party Claim”):

(a)           Notice. The Party or Parties seeking to be indemnified (collectively, the “Indemnified Party”) shall give the Party or Parties from whom indemnification is sought (collectively, the “Indemnifying Party”) prompt written notice of the Third Party Claim. Failure to give notice of the Third Party Claim shall not affect the Indemnifying Party’s duties or obligations under this Article 6, except to the extent the Indemnifying Party is materially prejudiced thereby.

(b)           Defense. The Indemnifying Party may undertake and control the defense, compromise and/or settlement of the Third Party Claim, by representatives chosen by the Indemnifying Party and reasonably acceptable to the Indemnified Party, if the Indemnifying Party admits that it has an indemnification obligation hereunder with respect to the Third Party Claim, in which case such admission shall constitute the Indemnifying Party’s undertaking to pay directly all costs, expenses, damages, judgments, awards, penalties and assessments incurred in connection therewith. With the prior written consent of the Indemnified Party, the Indemnifying Party may undertake and control the defense, compromise and/or settlement of the Third Party Claim without admitting that it has an indemnification obligation hereunder. If the Indemnifying Party undertakes the defense of the Third Party Claim, then the Indemnified Party shall have the right to participate in the defense of the Third Party Claim at its own expense. So long as the Indemnifying Party is defending the Third Party Claim actively and in good faith pursuant to this Section 6.3(b), the Indemnified Party (i) shall not compromise or settle, or consent to the entry of a judgment with respect to, the Third Party Claim without the prior written consent of the Indemnifying Party and (ii) shall provide the Indemnifying Party with reasonable cooperation in the defense of the Third Party Claim.

(c)           Failure to Defend. If the Indemnifying Party, within a reasonable time after notice of the Third Party Claim, fails to defend the Third Party Claim actively and in good faith as described in Section 6.3(b), then the Indemnified Party shall (upon further notice) have the right to undertake the defense, compromise or settlement of the Third Party Claim on behalf of and for the account and risk of the Indemnifying Party, and the Indemnifying Party shall thereafter have no right to challenge the Indemnified Party’s defense, compromise or settlement.

(d)           Indemnified Party’s Rights. Notwithstanding anything to the contrary in this Article 6, (i) if there is a reasonable probability that any Third Party Claim may affect the Indemnified Party other than as a result of money damages or other money payments, then the Indemnified Party shall have the right to undertake and control the defense, compromise and/or settlement of such Third Party Claim and (ii) the Indemnifying Party shall not settle or compromise, or consent to the entry of judgment with respect to, any Third Party Claim that does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all Liability in respect of such Third Party Claim without the prior written consent of the Indemnified Party.

6.4.           Payment.

The Indemnifying Party shall promptly pay the Indemnified Party any amount due under this Article 6, by wire transfer of immediately available funds. Upon judgment, determination, settlement or compromise of any Third Party Claim, the Indemnifying Party shall pay promptly on behalf of the Indemnified Party, and/or to the Indemnified Party in reimbursement of any amount theretofore required to be paid by it, the amount so determined by judgment, determination, settlement or compromise and all other Claims of the Indemnified Party with respect thereto, unless, in the case of a judgment, an appeal is made from the judgment. If the Indemnifying Party desires to appeal from an adverse judgment, then the Indemnifying Party shall post and pay the cost of the security or bond to stay execution of the judgment pending appeal. Upon the payment in full by the Indemnifying Party of such amounts, the Indemnifying Party shall succeed to the rights of such Indemnified Party, to the extent not waived in settlement, against the person or entity that made the Third Party Claim.

6.5.           Limitations on Indemnification. Except for any willful or knowing breach or misrepresentation, as to which claims may be brought without limitation as to time or amount:

(a)           Time Limitation. No claim or action shall be brought under this Article 6 for breach of a representation or warranty after the lapse of eighteen (18) months after the Closing Date (the “General Survival Date”). Notwithstanding the foregoing or any other provision of this Agreement:

(i)           There shall be no time limitation on any claim or action brought for breach of any representation or warranty made in or pursuant to Sections 3.1(f), 3.2, 3.3, 3.12(c), 3.13(a), 3.24, 3.26, 4.2 and 4.3 and the Shareholder and Buyer, as applicable, hereby waive all applicable statutory limitation periods with respect thereto.

(ii)           Any claim or action brought for breach of any representation or warranty made in or pursuant to Sections 3.6 and 3.18 may be brought at any time until the date that is thirty (30) days after the underlying obligation is barred by the applicable period of limitation under Laws relating thereto (as such period may be extended by waiver).

(iii)           Any claim or action made by an Indemnified Party by providing the Indemnifying Party with written notice of an alleged breach of a representation or warranty prior to the expiration of the survival period for such claim or action shall be preserved despite the subsequent expiration of such survival period.

(iv)           If any act, omission, disclosure or failure to disclose shall form the basis for a claim or action for breach of more than one representation or warranty and such claims have different periods of survival hereunder, then the expiration of the survival period of one claim or action shall not affect an Indemnified Party’s right to make a claim or action based on the breach of representation or warranty still surviving.

(b)           Threshold Limitation. Except with respect to claims for breaches of representations or warranties contained in Sections 3.1(f), 3.2, 3.3, 3.6, 3.12(c), 3.13(a), 3.24, 3.26, 4.2 and 4.3 (as to which the limitation in this Section 6.5(b) shall not apply), an Indemnified Party shall not be entitled to indemnification under this Article 6 for breaches of representations and/or warranties unless the aggregate of the Indemnifying Party’s indemnification obligations under this Article 6 for breaches of representations and/or warranties (but for this Section 6.5(b)) exceeds Three Hundred Thousand Dollars ($300,000); but in such event, the Indemnified Party shall be entitled to indemnification in full for all breaches of representations and/or warranties.

(c)           Aggregate Amount Limitation. Except with respect to claims for breaches of representations or warranties contained in Sections 3.1(f), 3.2, 3.3, 3.6, 3.12(c), 3.13(a), 3.24, 3.26, 4.2 and 4.3 (as to which the limitation in this Section 6.5(c) shall not apply), the aggregate amount of all Claims actually paid by an Indemnified Party under this Article 6 for breaches of representations and/or warranties shall not exceed Six Million Dollars ($6,000,000).

(d)           General. The limitations set forth in this Section 6.5 do not in any way limit the obligation of any Party to indemnify the other Party or Parties from and against any Claim arising from any breach of a covenant, even if such breach also constitutes a breach of a representation or warranty. Without limitation, the obligations of the Shareholder to indemnify the Buyer Indemnified Parties from and against all Claims for which the Buyer Indemnified Parties are entitled to indemnification under subclauses (b), (c), (d) or (e) of Section 6.1 shall be unaffected by the limitations set forth in this Section 6.5.

6.6.           No Waiver. The consummation of the transactions contemplated hereby shall not constitute a waiver by any Party of its rights to indemnification hereunder, regardless of whether the Indemnified Party has knowledge of the basis of the Claim at or prior to the Closing, and regardless of whether such breach, violation or failure is deemed to be “material.” No representation, warranty or covenant contained in this Agreement or in any schedule or exhibit attached hereto or any document or instrument executed and delivered pursuant hereto shall merge into the deeds, bills of sale, assignments, documents, agreements and instruments to be delivered at the Closing.

6.7.           Purchase Price Adjustment. Each party may determine, in its sole discretion, consistent with Law, its Tax treatment of any payment by Buyer or Shareholder under this Article 6.

6.8.           Set Off. If the Shareholder shall fail to pay any amounts that he is obligated to pay to Buyer (or any other Buyer Indemnified Party) under this Agreement, including any amounts that he is obligated to pay pursuant to the indemnification obligations set forth in this Article 6, then Buyer or any of its Affiliates (including, after the Closing, the Company) may, in addition to any other rights and remedies that may be available, set off all or any portion of such amounts against any amounts due and owing from Buyer or any of its Affiliates (including, after the Closing, the Company) to the Shareholder, including any Earn-Out Payments owed pursuant to Section 2.2(c). Any amounts so set off shall be deemed to have been paid to the Shareholder as of the date on which written demand for payment of the amount in question was given to the Shareholder.

7.	CLOSING

7.1.           Closing Date; Location. The consummation of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Foley & Lardner LLP, 90 Park Avenue, New York, New York, at 10:00 a.m., local time on the date hereof. The Closing shall be deemed to have become effective as of 12:01 a.m., local time, on the date on which the Closing is actually held, and such time and date is referred to as the “Closing Date.”

7.2.           Documents to be Delivered by the Company and the Shareholder. At the Closing, the Company and the Shareholder shall deliver to Buyer the following documents, in each case duly executed or otherwise in proper form:

(a)           Stock Certificates. A stock certificate or certificates representing the Shares, duly endorsed for transfer or with duly executed stock powers attached.

(b)           General Releases. General releases, in form and substance reasonably acceptable to Buyer, releasing Buyer and its Affiliates (including, for this purpose, the Company) and their respective shareholders, directors, officers, employees, agents and other representatives from all Claims relating to acts or omissions occurring prior to the Closing.

(c)           Release of Guaranties. A release, in form and substance reasonably acceptable to Buyer, releasing the Company and its Subsidiaries from any and all guarantee obligations due to Bank of America, N.A. (“Bank of America”) by the Company and its Subsidiaries securing personal obligations of the Shareholder and his wife, Pauline Snowden, with respect to (i) that certain construction loan agreement entered into by the Shareholder, Pauline Snowden, and Bank of America on May 25, 2007, in the original principal amount of $4,750,000 and (ii) that certain promissory note made by the Shareholder and Pauline Snowden to the order of Bank of America on September 26, 2007, in the original principal amount of $500,000.

(d)           Equipment Lease Option Exercise. A document, in form and substance reasonably satisfactory to Buyer, exercising the purchase option pursuant to that certain lease agreement dated September 3, 2008 by and between the Company, Report Footwear, Inc. (“Report”, a Subsidiary) and First American Commercial Bancorp, Inc., as assigned to Bank of the West on September 17, 2008 for the lease of an accounting and manufacturing software system (A2000 ERP).

(e)           Valdez Loan. A promissory note, in form and substance reasonably satisfactory to the Buyer, which memorializes the $12,000 payroll advance from the Company to Loraci Valdez (a Company employee) made on April 15, 2011, and permits the Company to deduct $300, per pay period, from Ms. Valdez’s salary until such advance amount has been paid in full.

(f)           Termination of Profit Sharing Plan. Evidence of termination of the Topline Imports, Inc. Profit Sharing Plan maintained by the Company, in form and substance reasonably satisfactory to the Buyer. For the avoidance of doubt, such termination shall be effective immediately prior to the Closing Date.

(g)           Release by Broker. A document, in form and substance reasonably satisfactory to Buyer, releasing and terminating all of the obligations of the Company to any broker listed on Schedule 3.26, other than any obligations with respect to indemnity and contribution which, by their terms, are intended to survive any such termination

(h)           Incumbency Certificate. Incumbency certificates relating to each person executing any document executed and delivered to Buyer pursuant hereto, in form and substance reasonably satisfactory to Buyer.

(i)           Certified Charter. A copy of the charter of the Company, certified as of a recent date by the appropriate Governmental Entity of the jurisdiction of incorporation of the Company.

(j)           Certified Bylaws or Similar Organizational Documents. A copy of the bylaws and similar organizational documents of the Company, certified by the secretary thereof.

(k)           Certified Resolutions. A copy of the resolutions of the Board of Directors of the Company, in form and substance reasonably satisfactory to Buyer, authorizing and approving this Agreement and the other documents and instruments to be executed and delivered by the Company pursuant hereto and the consummation of the transactions contemplated hereby and thereby, certified by the secretary thereof.

(l)           Good Standing Certificate. A Certificate of Good Standing for the Company, issued as of a recent date by the appropriate Governmental Entity of the State of Washington.

(m)           Payoff Letters. Customary payoff letters related to the Funded Indebtedness.

(n)           Lien Releases. Evidence of the release of all Liens (other than Permitted Real Property Liens).

(o)           Employment Agreements. Each of William F. Snowden, Richard Philby, Bryan Collins, William L. Snowden, Rick Snowden and Paul Stocker shall have delivered executed employment agreements with the Company (each individually, an “Employment Agreement” and collectively, the “Employment Agreements”).

(p)           Consents to Assignment. Such consents to assignment, waivers and similar instruments as Buyer reasonably determines are necessary to permit the consummation of the transactions contemplated hereby, including such consents to assignment, waivers and similar instruments arising under any Contract to which the Company or the shareholder is party or otherwise bound, in form and substance reasonably satisfactory to Buyer.

(q)           Section 1445 Affidavit. An affidavit signed by the Shareholder, in form and substance reasonably satisfactory to Buyer, to the effect that the Shareholder is not a “foreign person,” “foreign corporation,” “foreign partnership,” “foreign trust” or “foreign estate” under Section 1445 of the Code and containing all such other information as is required to comply with the requirements of such Section, so that Buyer is exempt from withholding any amounts from the Purchase Price payable hereunder.

(r)           Minute Books and Stock Records. The original minute books, stock records and similar organizational documents of the Company, with the stock records reflecting the transfer of the Shares to Buyer as of the Closing Date.

(s)           Other Documents. All other documents, instruments or writings required to be delivered to Buyer at or prior to the Closing pursuant to this Agreement or otherwise necessary to effect the intent hereof and such other certificates of authority and documents as Buyer may reasonably request.

7.3.           Documents to be Delivered by Buyer. At the Closing, Buyer shall deliver to the Shareholder the cash payment required by Section 2.2(a) and the following documents, in each case duly executed or otherwise in proper form:

(a)           Incumbency Certificate. Incumbency certificates relating to each person executing any document executed and delivered to the Shareholder pursuant hereto, in form and substance reasonably satisfactory to the Shareholder.

(b)           Certified Resolutions. A copy of the resolutions of the Board of Directors of Buyer, authorizing and approving this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and the consummation of the transactions contemplated hereby and thereby.

(c)           Other Documents. All other documents, instruments or writings required to be delivered to the Shareholder at or prior to the Closing pursuant to this Agreement or otherwise necessary to effect the intent hereof and such other certificates of authority and documents as the Shareholder may reasonably request.

8.	RESOLUTION OF DISPUTES

8.1.           Enforcement. This Article 8 shall be construed and enforced in accordance with the Federal Arbitration Act, notwithstanding any other choice of law provision contained in this Agreement.

8.2.           Negotiation. If there is any dispute or disagreement between or among any of the Parties as to the interpretation of any provision of, or the performance of obligations under, this Agreement (except for such disputes or disagreements regarding the Final Closing Balance Sheet, which shall be resolved exclusively pursuant to Section 2.4) (a “Dispute”), then the Dispute, upon the written request of Buyer or the Shareholder, shall be referred to representatives of the Parties for decision, each Party being represented by a senior executive officer who has no direct operational responsibility for the transactions contemplated hereby and who has the authority to resolve the Dispute (collectively, the “Representatives”). The Representatives shall promptly meet (in person, by telephone or otherwise) in a good faith effort to resolve the Dispute. All negotiations pursuant to this Section 8.2 shall be considered confidential settlement discussions, and none of the Parties may offer into evidence, mention or otherwise use statements made in connection with such negotiations in any subsequent alternative dispute resolution proceeding or Litigation. The Parties agree that no arbitrator, including the Tribunal, shall have the authority to consider any such statements. If, after the thirtieth (30th) day after Buyer or the Shareholder delivered the above-described written request for referral, either Buyer or the Shareholder believes that the Dispute cannot be resolved by the Representatives through negotiation, then such Party may submit the Dispute to arbitration under Section 8.3 by filing a request for arbitration with the American Arbitration Association, or such other nationally recognized alternative dispute resolution firm upon which Buyer and the Shareholder mutually agree in writing (the “ADR Firm”), and delivering a copy of such request for arbitration to the other.

8.3.           Arbitration Rules.

(a)           Any Dispute submitted to arbitration under Section 8.2 shall be finally settled by binding arbitration administered by the ADR Firm under the Commercial Arbitration Rules of the ADR Firm in effect as of the date hereof, or such other alternative dispute rules upon which Buyer and the Shareholder mutually agree in writing (the “Arbitration Rules”), except to the extent otherwise expressly set forth in this Article 8. Service of any matters in reference to such arbitration shall be given in the manner described in Section 9.9. All proceedings related to such arbitration shall be held in New York, New York, unless the Parties otherwise agree in writing.

(b)           Arbitrators. The arbitration proceedings shall be conducted by a panel of three (3) arbitrators (the “Tribunal”), each of whom shall be experienced in mergers and acquisitions transactions and none of whom shall be a then current director or employee of Buyer, the Shareholder or any of their respective Affiliates or a then current director or employee of any direct competitor of any of the foregoing or shall have any interest that would be affected in any material respect by the outcome of the dispute. If the Parties cannot agree upon the identity of the arbitrators within ten (10) Business Days after the date on which a request for arbitration is filed with the ADR Firm, then any remaining arbitrators shall be selected by the ADR Firm in accordance with the Arbitration Rules. If the Parties disagree as to whether an arbitrator meets the criteria for arbitrators under this Section 8.3, then the ADR Firm shall determine whether such criteria are met.

(c)           Procedures; No Appeal. The Tribunal shall allow such discovery as it determines appropriate under the circumstances and shall resolve the Dispute as expeditiously as practicable, and if reasonably practicable, within one hundred twenty (120) days after the selection of the arbitrators. The Tribunal shall give the Parties written notice of the decision, with the legal and factual reasons therefor set out, and shall have thirty (30) days thereafter to reconsider and modify such decision if any Party so requests within ten (10) days after the decision. Thereafter, the decision of the Tribunal shall be final, binding and nonappealable with respect to all Parties, including Parties who failed or refused to participate in the arbitration process.

(d)           Authority. The Tribunal shall have authority to award relief under legal or equitable principles, including interim or preliminary relief.

(e)           Entry of Judgment. Judgment upon the decision and award rendered by the Tribunal may be entered in the courts described in Section 9.5. Each Party agrees to take or cause to be taken all actions necessary to implement the decision and award rendered by the Tribunal.

(f)           Confidentiality. All proceedings under this Section 8.3, and all evidence given or discovered pursuant hereto, shall be maintained in confidence by all Parties and by the Tribunal.

8.4.           Continued Performance. The fact that the dispute resolution procedures specified in this Article 8 shall have been or may be invoked shall not excuse any Party from performing its obligations under this Agreement, and during the pendency of any such procedures, all Parties shall continue to perform their respective obligations under this Agreement and the other documents and instruments entered into by the Parties pursuant hereto in good faith.

8.5.           Tolling. All applicable periods of limitation shall be tolled while the procedures specified in this Article 8 are pending. The Parties shall take such action, if any, required to effect such tolling. Without limitation, no statements made by any Party or its representatives during any arbitration conducted pursuant to this Article 8 may be used for any purpose in any subsequent proceeding.

8.6.           Other Proceedings. Notwithstanding anything to the contrary in this Article 8:

(a)           Necessary Parties. No Party shall be required to submit to arbitration hereunder unless all persons or entities who are not Parties, but who are necessary parties to a complete resolution of the controversy, submit to the arbitration process on the same terms as the Parties.

(b)           Exclusivity; Significant Claims. Except as otherwise expressly set forth in a written agreement between Buyer and the Shareholder, this Article 8 sets forth the exclusive method of resolving any Dispute; provided, however, that this Article 8 shall not apply with respect to any Dispute where a reasonable, good faith estimate of the amount in controversy, excluding attorneys’ fees and expenses and punitive damages, exceeds Three Million Dollars ($3,000,000).

8.7.           Legal Fees and Costs. In the event that any Party commences litigation with respect to this Agreement, or arbitration is conducted pursuant to this Article 8, the prevailing Party or Parties in such litigation or arbitration shall be entitled to recover from the non-prevailing Party all costs and expenses of litigation or arbitration, including, without limitation, court costs, expert fees and reasonable attorneys’ fees.

9.	MISCELLANEOUS

9.1.           Disclosure Schedule. The Company and the Shareholder have prepared the schedules attached to this Agreement (individually, a “Schedule” and collectively, the “Disclosure Schedule”) and delivered them to Buyer on the date hereof. No representation or warranty shall be qualified or otherwise affected by any fact or item disclosed on any Schedule unless such representation or warranty is expressly qualified by reference to a Schedule. Any fact or item disclosed on any Schedule shall be deemed disclosed on all other Schedules to which such fact or item may reasonably apply so long as such disclosure is in sufficient detail to enable a reasonable person to identify the other article or section of this Agreement to which such information is responsive. The Disclosure Schedule shall not vary, change or alter the language of the representations and warranties contained in this Agreement, and to the extent the language in the Disclosure Schedule does not conform in every respect to the language of such representations and warranties, such language shall be disregarded and be of no force or effect.

9.2.           Publicity. No public release or announcement relating to the transactions contemplated hereby shall be issued or made by any Party without the prior consent of Buyer and the Shareholder (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may, in the judgment of the releasing Party, be required by Law or Order or the rules or regulations of any U.S. securities exchange, in which case the Party required to make the release or announcement shall allow the other Party reasonable time to comment on such release or announcement in advance of such issuance. Notwithstanding the foregoing, (a) the Parties shall cooperate to prepare a joint press release to be issued on the Closing Date, and (b) the Company and the Shareholder shall provide Buyer access to, and facilitate meetings with, employees of the Company for the purpose of making announcements relating to, and preparing for the consummation of, the transactions contemplated hereby. Each Party agrees to keep the terms of this Agreement confidential, except to the extent required by applicable Law or Order or for financial reporting purposes and except that the Parties may disclose such terms to their respective accountants and other representatives as necessary in connection with the ordinary conduct of their respective businesses.

9.3.           Assignment. Except to the extent otherwise expressly set forth in this Agreement, none of the Parties may assign, transfer or otherwise encumber this Agreement or its rights or obligations hereunder, in whole or in part, whether voluntarily or by operation of Law, without the prior written consent of Buyer and the Shareholder, and any attempted assignment without such consent shall be void and without legal effect; provided, however, that Buyer may assign any of its rights or obligation under this Agreement to any of its Affiliates without the prior written consent of the Shareholder.

9.4.           Parties in Interest. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective heirs, personal representatives, permitted successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any person any right relating in any way to employment or terms of employment with Buyer or any of its Affiliates (including, for this purpose, the Company).

9.5.           Law Governing Agreement; Consent to Jurisdiction; No Jury Trial. This Agreement shall be governed by the laws of the State of New York, excluding any choice of law rules that may direct the application of the laws of another jurisdiction. Subject to the provisions of Article 8, each Party stipulates that any Dispute shall be commenced and prosecuted in its entirety in, and consents to the exclusive jurisdiction and proper venue of, the federal or state courts located in the State of New York, and each Party consents to personal and subject matter jurisdiction and venue in such courts and waives and relinquishes all right to attack the suitability or convenience of such venue or forum by reason of their present or future domiciles, or by any other reason. The Parties acknowledge that all directions issued by the forum court, including all injunctions and other decrees, will be binding and enforceable in all jurisdictions and countries. Each Party waives any right to trial by jury with respect to any Dispute.

9.6.           Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only in such jurisdiction and only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement..

9.7.           Amendment. This Agreement may be amended or supplemented only pursuant to a written instrument executed and delivered by Buyer and the Shareholder; provided, however, that Buyer may, in its discretion, require the execution of any such amendment, modification or supplement by the Company and/or the Shareholder.

9.8.           Waiver. No waiver by any Party of any of the provisions of this Agreement shall be effective unless expressly set forth in writing and executed by the Party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties or covenants contained in this Agreement and in any documents delivered or to be delivered pursuant hereto. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

9.9.           Notice. All notices, requests, demands and other communications under this Agreement shall be given in writing and shall be personally delivered; sent by facsimile transmission; or sent by registered or certified U.S. mail, return receipt requested and postage prepaid; or by private overnight mail courier service, as follows:

(i)           If to Buyer or to the Company, to:

Steven Madden, Ltd.
52-16 Barnett Ave.
Long Island City, NY 11104
Attention: Edward R. Rosenfeld
Facsimile: 718-308-8993
(with a copy to)

Foley & Lardner LLP
500 Woodward Ave., Suite 2700
Detroit, MI 48226
Attention: Daljit Doogal, Esq.
Facsimile: (313) 234-2800

(ii)           If to the Shareholder, to:
William F. Snowden
13150 S.E. 32nd Street
Bellevue, WA 98005
Facsimile: 425-747-2128

(with a copy to)

Richard Philby

13150 S.E. 32nd Street
Bellevue, WA 98005
Facsimile: 425-747-2128

(and a copy to)

John P. Zampino, Esq.
The Chrysler Building
405 Lexington Avenue, Suite 5002
New York, NY 10174
Facsimile: 212-808-5300

or to such other person or address as any Party shall have specified by notice in writing to the other Parties. If personally delivered, such communication shall be deemed delivered upon actual receipt; if sent by facsimile transmission, such communication shall be deemed delivered the day of the transmission, or if the transmission is not made on a Business Day, the first Business Day after transmission (and sender shall bear the burden of proof of delivery); if sent by U.S. mail, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal; and if sent by overnight courier, such communication shall be deemed delivered upon receipt.

9.10.           Expenses. Regardless of whether or not the transactions contemplated hereby are consummated:

(a)           Expenses to be Paid by the Shareholder. The Shareholder shall pay each of the following (none of which shall constitute a Liability payable by the Company or Buyer):

(i)           Brokerage. The Shareholder shall be solely responsible for the payment and discharge of all claims for brokerage commissions or finder’s fees arising as a result of the retention, employment or other use of any broker or finder by the Company or the Shareholder, directors, officers, employees or agents in connection with the transactions provided for herein or the negotiation thereof

(ii)           Transfer Taxes. All Taxes or fees (including any penalties and interest) applicable to, imposed upon or arising out of the sale or transfer of the Shares to Buyer and the other transactions contemplated hereby; the Shareholder, at his own expense, shall file all necessary Tax Returns and other documentation with respect to all such Taxes and fees, and if and to the extent required by applicable Law, Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

(iii)           Professional Fees. All fees and expenses of the Company’s and the Shareholder’s legal, accounting, investment banking and other professional counsel in connection with the transactions contemplated hereby.

(b)           Expenses to be Paid by Buyer. Buyer shall pay each of the following (none of which shall constitute a Liability payable by the Shareholder):

(i)           Brokerage. Buyer shall be solely responsible for the payment and discharge of all claims for brokerage commissions or finder’s fees arising as a result of the retention, employment or other use of any broker or finder by Buyer and any of its shareholders, directors, officers, employees or agents in connection with the transactions provided for herein or the negotiation thereof.

(ii)           Professional Fees. All fees and expenses of Buyer’s legal, accounting, investment banking and other professional counsel in connection with the transactions contemplated hereby.

9.11.           Entire Agreement. Except for the Mutual Nondisclosure Agreement dated December 5, 2010 among the Parties, this Agreement (including the exhibits and schedules attached hereto) supersedes all prior agreements (including the Letter of Intent, dated January 26, 2011, among the Parties), and constitutes (together with the other documents and instruments to be executed and delivered pursuant hereto) a complete and exclusive statement of the terms of the agreement, among the Parties with respect to its subject matter. There have been and are no representations, warranties or covenants among the Parties other than those set forth or provided for in this Agreement.

9.12.           Counterparts. This Agreement may be executed by signatures exchanged via facsimile or other electronic means and in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.13.           No Strict Construction. Notwithstanding the fact that this Agreement has been drafted or prepared by one of the Parties, each of the Parties confirms that both it and its counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the Parties. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

9.14.           Interpretive Provisions. For purposes of this Agreement, (a) the words “including” and “include” shall be deemed to be followed by the words “including without limitation” and “include without limitation,” respectively, (b) the word “or” is not exclusive, (c) the words “herein,” “hereof,” “hereby,” “hereto” or “hereunder” refer to this Agreement as a whole and (d) the term “knowledge” when used in the phrases “to the Company’s knowledge” or “the Company has no knowledge” or words of similar import shall mean, and shall be limited to, the actual and imputed knowledge of any of the following persons, assuming that each such person has made a reasonable inquiry and investigation: (i) the Shareholder; (ii) any director or officer of the Company; and (iii) any other individual set forth in Exhibit A. All statements and information contained in the Disclosure Schedule or in any certificate, instrument or other document delivered by or on behalf of the Company or the Shareholder pursuant hereto shall be deemed representations and warranties by the Company and the Shareholder under Article 3. Unless the context otherwise requires, references in this Agreement: (A) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of, and the Exhibits and Schedules attached to, this Agreement; (B) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; and (C) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The Schedules and Exhibits referred to in this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement.

9.15.           Survival of Obligations. Notwithstanding the expiration or early termination of the Shareholder’s Employment Agreement, each of Shareholder’s and Buyer’s obligations under this Agreement shall remain in full force and effect in accordance with their respective terms.

9.16.           Definitions. For purposes of this Agreement, the term:

(a)           “ADR Firm” has the meaning set forth in Section 8.2.

(b)           “Affiliate” means, with respect to any person or entity, any other person or entity that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such person or entity, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of more than fifty percent (50%) of the outstanding voting power of such person or entity or the power to direct or cause the direction of the management and policies of such person or entity, whether through ownership of voting securities, by contract or otherwise; or with respect to any specified person, any spouse or members living in the same household of such specified person, any person who would be the heir or descendant of such specified person if he or she were not living and any entity in which any of the foregoing has a direct or indirect interest (except through ownership of less than five percent (5%) of the outstanding shares of any entity whose securities are listed on a national securities exchange or traded in the national over the counter market).

(c)           “Agreement” has the meaning set forth in the preamble to this Stock Purchase Agreement.

(d)           “Arbitration Rules” has the meaning set forth in Section 8.3.

(e)           “Average Bonus Amount” means $162,000.

(f)           “Balance Sheet” has the meaning set forth in Section 2.4(a).

(g)           “Balance Sheet Dispute” has the meaning set forth in Section 2.4(f)(i).

(h)           “Balance Sheet Objection” has the meaning set forth in Section 2.4(d).

(i)           “Business” has the meaning set forth in the recitals of this Agreement.

(j)           “Business Day” means any day except a Saturday, Sunday or other date on which banking institutions located in the State of New York are authorized by Law or Order to close.

(k)           “Buyer” has the meaning set forth in the preamble of this Agreement.

(l)           “Buyer Indemnified Parties” has the meaning set forth in Section 6.1.

(m)           “Claim” means and includes (i) all Liabilities; (ii) all losses, damages, judgments, awards, penalties and settlements; (iii) all demands, claims, suits, actions, causes of action, proceedings and assessments, whether or not ultimately determined to be valid; and (iv) all costs and expenses (including prejudgment interest in any litigated or arbitrated matter and other interest), court costs and fees and expenses of attorneys, consultants and expert witnesses) of investigating, defending or asserting any of the foregoing or of enforcing this Agreement.

(n)           “Closing” has the meaning set forth in Section 7.1.

(o)           “Closing Date” has the meaning set forth in Section 7.1.

(p)           “Code” means the Internal Revenue Code of 1986, as amended.

(q)           “Company” has the meaning set forth in the preamble of this Agreement.

(r)           “Company Insurance Policies” has the meaning set forth in Section 3.14.

(s)           “Company Trade Rights” means all of the Company’s worldwide rights in, to and under Trade Rights.

(t)           “Contracts” means all oral and written contracts, purchase orders, sales orders, licenses, leases and other agreements, commitments, arrangements and understandings.

(u)           “Control Regulations” has the meaning set forth in Section 3.12(a)(iii).

(v)           “CPA Firm” has the meaning set forth in Section 2.4(f)(ii).

(w)           “Direct Services” shall mean information technology services, finance and accounting services, human resources services and logistics services, which includes import, traffic, warehouse administration and customs administration services.

(x)           “Disclosure Schedule” has the meaning set forth in Section 9.1.

(y)           “Dispute” has the meaning set forth in Section 8.2.

(z)           “Earn-Out” has the meaning set forth in Section 2.2(c).

(aa)           “Earn-Out Payment” has the meaning set forth in Section 2.2(c).

(bb)           “Earn-Out Period” has the meaning set forth in Section 2.2(c).

(cc)           “EBITDA” shall mean (i) net income of the Company and its Subsidiaries (excluding revenue and expenses associated with the sourcing of products, as further described in last sentence of this Section 9.16(cc), through the Topline system) before interest, taxes, depreciation and amortization plus (ii) an amount equal to 15% of the actual price paid to the factory for products (as further described in last sentence of this Section 9.16(cc)) sourced through the Topline system less the expenses associated with sourcing such products plus (iii) the difference between (A) the actual aggregate amount of bonuses accrued for or paid to Richard Philby, Bryan Collins, William L. Snowden and Rick Snowden and (B) the Average Bonus Amount, in the event that the actual amount exceeds the Average Bonus Amount. For example, if $100,000,000 of products (as further described in last sentence of this Section 9.16(cc)) sourced through the Topline system (as measured by the actual price paid to the factory for the products) and the expenses associated with sourcing such product are 7% of the aggregate actual price paid to the factory or $7,000,000, then the amount added to EBITDA pursuant to this subsection (ii) would be $8,000,000, calculated as $100,000,000 multiplied by 15% less $7,000,000. In computing EBITDA, (i) the Company will be charged for Direct Services provided to the Company by Buyer; provided, however, that in no event shall the amount charged by Buyer for a specific Direct Service constitute a higher percentage of the Company’s sales than such Direct Service constituted in the four fiscal quarters prior to Closing; and provided further, that Company will not be charged any allocation of Buyer’s corporate overhead expenses; (ii) no income or expense shall be included in respect of any extraordinary gains or losses (such as from the sale of real property, investments, securities or fixed assets), provided, however, that in no case shall the write-off of bad debts (as determined by the Company’s accounting firm) be deemed an extraordinary loss; and (iii) no income or expense shall be included in respect of any gains or losses as a result of changes in the balance of the liability recorded in relation to Earn-Out Payments under SFAS 141(R) - Business Combinations as of subsequent reporting periods. For purposes of calculating the adjustment for EBITDA of revenue and expenses sourced through the Topline system, all products bearing the Madden name and/or trademark, including any variations of the foregoing, for orders placed by the Buyer, any Affiliate of the Buyer and any third party which has the right to use the Madden name and/or trademark or any variation thereof on footwear, will be taken into account.

(dd)           “Effective Time” has the meaning set forth in Section 2.4(b).

(ee)           “Employee Plans/Agreements” has the meaning set forth in Section 3.18(a).

(ff)           “Employment Agreement” has the meaning set forth in Section 7.2(o).

(gg)           “Environmental Laws” means all Laws (including common law) relating to pollution, protection of the environment or human health, occupational safety and health or sanitation, including Laws relating to emissions, spills, discharges, generation, storage, leaks, injection, leaching, seepage, releases or threatened releases of Waste into the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Waste, together with any regulation, code, plan, order, decree, permit, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

(hh)           “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(ii)           “ERISA Affiliate” means any entity that is a member of a controlled group of corporations (as defined in Section 414(b) of the Code) of which the Company is a member, an unincorporated trade or business under common control with the Company (as determined under Section 414(c) of the Code), or a member of an “affiliated service group” (within the meaning of Section 414(m) of the Code) of which the Company is a member.

(jj)           “Estimated Closing Net Working Capital” has the meaning set forth in Section 2.2(b)

(kk)           “Estimated Net Working Capital Adjustment Amount” which may be a positive or negative number) means an amount equal to the Estimated Closing Net Working Capital less the Target Net Working Capital.

(ll)           “Executive Order” has the meaning set forth in Section 3.12(a)(iii).

(mm)           “Excluded Subsidiaries” means (x) Topline Exportacoes Ltda. (Brazil); and (y) Topline Footwear China Limited (Hong Kong).

(nn)           “Facilities” has the meaning set forth in the recitals of this Agreement.

(oo)           “Final Closing Balance Sheet” has the meaning set forth in Section 2.4(g).

(pp)           “Final Closing Net Working Capital” has the meaning set forth in Section 2.2(b).

(qq)           “Financial Statements” has the meaning set forth in Section 3.5(a).

(rr)           “Funded Indebtedness” means (i) the Company’s Line of Credit and CPTDL, as such terms are used on the Company’s Recent Balance Sheet; (ii) any indebtedness reflected on Schedule 2.5.; and (iii) any indebtedness secured by a lien on the Company’s assets.

(ss)           “GAAP” has the meaning set forth in Section 2.4(a).

(tt)           “General Survival Date” has the meaning set forth in Section 6.5(a).

(uu)           “Governmental Entities” has the meaning set forth in Section 3.4.

(vv)           “Indemnified Party” has the meaning set forth in Section 6.3(a).

(ww)           “Indemnifying Party” has the meaning set forth in Section 6.3(a).

(xx)           “Inventory” means all of the Company’s inventories of raw materials, work-in-process and finished goods (including all such in transit, whether to or from the Company), and all spare, service and repair parts, supplies and components held for sale, together with related packaging materials.

(yy)           “IRS” means the Internal Revenue Service.

(zz)           “Laws” has the meaning set forth in Section 3.4.

(aaa)           “Liability” or “Liabilities” means any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense (including capital improvements), fine, penalty, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured.

(bbb)           “Licenses” has the meaning set forth in Section 3.12(b).

(ccc)           “Liens” means any mortgages, liens (statutory or otherwise), security interests, claims, pledges, licenses, equities, options, conditional sales Contracts, assessments, levies, easements, covenants, conditions, reservations, encroachments, hypothecations, equities, restrictions, rights-of-way, exceptions, limitations, charges, possibilities of reversion, rights of refusal or encumbrances of any nature whatsoever, including voting trusts or agreements, proxies and marital or community property interests.

(ddd)           “Lists” has the meaning set forth in Section 3.12(a)(iii).

(eee)           “Litigation” means any complaint, action, suit, proceeding, arbitration or other alternate dispute resolution procedure, demand, claim, investigation or inquiry, whether civil, criminal or administrative.

(fff)             “Material Contract” has the meaning set forth in Section 3.15.

(ggg)           “Net Working Capital” means an amount in U.S. Dollars equal to the total book value of the current assets minus the total book value of the current liabilities, in each case, as reflected on the Preliminary Closing Balance Sheet or the Final Closing Balance Sheet, as the case may be, all in accordance with Section 2.4, and consistent with the Net Working Capital Principles.

(hhh)           “Net Working Capital Adjustment Amount” (which may be a positive or negative number) means an amount equal to the Final Closing Net Working Capital less the Target Net Working Capital.

(iii)              “Net Working Capital Principles” means the principles set forth in Exhibit B.

(jjj)              “OFAC” has the meaning set forth in Section 3.12(a)(iii).

(kkk)           “Orders” has the meaning set forth in Section 3.4.

(lll)              “Party” or “Parties” means Buyer, the Company and/or the Shareholder, as the case may be.

(mmm)         “Permitted Real Property Liens” has the meaning set forth in Section 3.13(a).

(nnn)           “Pre-Closing Tax Period” means any period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

(ooo)           “Preliminary Closing Balance Sheet” has the meaning set forth in Section 2.4(c).

(ppp)           “Products” means all products currently or previously sold by the Company, or by any predecessor of the Company, or that have borne a trademark of the Company.

(qqq)           “Purchase Price” has the meaning set forth in Section 2.1.

(rrr)              “Real Property” has the meaning set forth in Section 3.13(b).

(sss)            “Recent Balance Sheet” has the meaning set forth in Section 3.5(a).

(ttt)              “Representatives” has the meaning set forth in Section 8.2.

(uuu)           “Schedule” has the meaning set forth in Section 9.1.

(vvv)           “Shareholder” has the meaning set forth in the preamble of this Agreement.

(www)         “Shares” has the meaning set forth in the recitals of this Agreement.

(xxx)             “Shareholder Indemnified Parties” has the meaning set forth in Section 6.2.

(yyy)           “Straddle Period” has the meaning set forth in Section 5.2(b).

(zzz)             “Subsidiaries” has the meaning set forth in Section 3.1(d).

(aaaa)           “Target Net Working Capital” means Fifteen Million One Hundred Fifty-One Thousand Dollars ($15,151,000).

(bbbb)           “Tax Audit” has the meaning set forth in Section 5.2(c).

(cccc)           “Taxes” means any supranational, federal, state, county, local, territorial, provincial or foreign income, net income, gross receipts, single business, unincorporated business, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, gains, withholding, social security (or similar), payroll, unemployment, disability, workers compensation, real property, personal property, ad valorem, replacement, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition, whether or not disputed and whether imposed by Law, Order, Contract or otherwise.

(dddd)           “Tax Return” means any return, declaration, report, estimate, claim for refund, or information return or statement relating to, or required to be filed in connection with, any Taxes, including any schedule, form, attachment or amendment.

(eeee)           “Third Party Claim” has the meaning set forth in Section 6.3.

(ffff)              “Topline Group” means the group of affiliated corporations filing consolidated U.S. federal income Tax Returns of which Topline is the common parent.

(gggg)           “Topline System” means the business system of the Company acquired hereunder.

(hhhh)           “Trade Rights” means rights in the following: (i) all trademark rights, business identifiers, trade dress, service marks, trade names, domain names and brand names; (ii) all copyrights and all other rights associated therewith and the underlying works of authorship; (iii) all patents and all proprietary rights associated therewith; (iv) all Contracts granting any right, title, license or privilege under the intellectual property rights of any third party; (v) all inventions, mask works and mask work registrations, know-how, discoveries, improvements, designs, computer source codes, programs and other software (including all machine readable code, printed listings of code, documentation and related property and information), trade secrets, websites, shop and royalty rights, employee covenants and agreements respecting intellectual property and non-competition and all other types of intellectual property; and (vi) all registrations of any of the foregoing, all applications therefor, all goodwill associated with any of the foregoing and all claims for infringement or breach thereof.

(iiii)                “Tribunal” has the meaning set forth in Section 8.3(a).

(jjjj)               “Waste” means (i) any petroleum, hazardous or toxic petroleum-derived substance or petroleum product, flammable or explosive material, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, foundry sand or polychlorinated biphenyls (PCBs); (ii) any chemical or other material or substance that is now regulated, classified or defined as or included in the definition of “hazardous substance,” “hazardous waste,” “hazardous material,” “extremely hazardous substance,” “restricted hazardous waste,” “toxic substance,” “toxic pollutant,” “pollutant” or “contaminant” under any Environmental Law, or any similar denomination intended to classify substance by reason of toxicity, carcinogenicity, ignitability, corrosivity or reactivity under any Environmental Law; or (iii) any other chemical or other material, waste or substance, exposure to which is now prohibited, limited or regulated by or under any Environmental Law.

[The next page is the signature page.]

IN WITNESS WHEREOF, the undersigned have caused their duly authorized officers to execute and deliver this Stock Purchase Agreement as of the day and year first written above.

STEVEN MADDEN, LTD.

By:
Name:	Edward R. Rosenfeld
Title:	Chief Executive Officer

THE TOPLINE CORPORATION

By:
Name:
Title:

SHAREHOLDER:

William F. Snowden

Signature Page to Stock Purchase Agreement

EXHIBIT A

Company Knowledge

Richard Philby
Bryan Collins
William L. Snowden
Rick Snowden
Paul Stocker
Desmond Wong
Jeffrey Powers
Michael Webb

EXHIBIT B

Net Working Capital Principles

The Topline Corporation And Subsidiaries Working Capital Calculation

	3/31/10	6/30/10	9/30/10	12/31/10

Assets

Cash and cash equivalents	8,642,772	16,559,281	14,773,549	11,936,164
Accounts receivable, net of allowance for	27,024	0	0
doubtful accounts	41,923,743	36,328,138	41,128,373	42,429,952
Inventories	5,680,434	9,942,377	12,687,095	8,958,722
Intercompany receivable	0	0	0
Income tax receivable	515,701	0	0
Deferred tax assets	430,612	399,441	424,982	424,982
Receivable from shareholder	1,791,665	1,117,711	1,211,727	1,319,005
Prepaid expenses and other	633,136	557,749	969,812	1,038,276
Total current assets	59,645,087	64,904,697	71,195,538	66,107,101

Adjusted current assets	49,210,650	47,227,705	55,210,262	52,851,932
(Less: Cash & receivable from shareholder)

Liabilities and Shareholder’s Investment

Line of credit & CPLTD	6,404,191	6,612,882	4,807,550	7,170,203
Accounts payable	29,017,479	31,963,655	34,556,689	28,906,682
Accrued expenses	3,323,371	2,330,334	4,102,042	3,830,818
Intercompany payable	0	0	0	0
Income tax payable	1,192,712	528,241	1,763,389	478,642
Deferred tax liability	0	0	0	0
Shareholder payable	0	0	0	0
Total current liabilities	39,937,753	41,435,112	45,229,670	40,386,345

Adjusted current liabilities	33,533,562	34,822,230	40,422,120	33,216,142
(Less: Line of credit & CPLTD)
Working Capital	15,677,088	12,405,475	14,788,142	19,635,790

Average WC	15,626,624

Adjustments to average WC:

Quarterly rebate from Asean	(248,000)

Underaccrual of sales allowances	(228,000)

Adjusted average WC	15,150,624